SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Ameritrade Holding Corporation
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

February 12, 2003

      The Annual Meeting of Stockholders of Ameritrade Holding Corporation (the “Company”) will be held at the Joslyn Art Museum, 2200 Dodge Street in Omaha, Nebraska on Wednesday, February 12, 2003, at 10:30 a.m., Central Standard Time, for the following purposes:

1) To elect three Directors to the Board of Directors;

2) To ratify the appointment of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending September 26, 2003;

3) To vote upon a proposal to amend the Company’s 1996 Directors Incentive Plan to increase the maximum aggregate number of shares the Company may issue under the plan;

4) To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

      Only stockholders of record at the close of business on December 20, 2002 will be entitled to notice of and to vote at the meeting.

      Stockholders, whether or not they expect to be present at the meeting, are requested to sign and date the enclosed proxy, which is solicited on behalf of the Board of Directors, and return it promptly in the envelope enclosed for that purpose. If you elected to receive the Annual Report and Proxy Statement electronically over the Internet, you will not receive a paper proxy card, unless you request one, and we encourage you to vote online. If you did not elect to receive the materials through the Internet, you may still vote your shares electronically by following the procedures described in the Company’s Proxy Statement. Any person giving a proxy has the power to revoke it at any time prior to the meeting and Stockholders who are present at the meeting may withdraw their proxies and vote in person.

By Order of the Board of Directors

J. Peter Ricketts, Secretary

Omaha, Nebraska

January 10, 2003

PROXY STATEMENT for ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION ABOUT THE MEETING
Quorum and Voting Requirements
Voting Electronically Via the Internet
PROPOSAL 1
ELECTION OF DIRECTORS
Board of Directors
Nominees to Board of Directors
Directors Not Standing For Election
Executive Officers
Board Meetings and Committees
Compensation of Directors
Section 16(a) Beneficial Ownership Reporting Compliance
Stock Ownership of Certain Beneficial Owners and Management
Merger and Stockholders Agreement
EXECUTIVE COMPENSATION
Summary Compensation Table
Option Grants in Last Fiscal Year
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values
Employment and Severance Agreements
Report of the Compensation Committee on Executive Compensation
Compensation Committee Interlocks and Insider Participation
Performance Graph
Certain Relationships and Related Transactions
PROPOSAL 2
RATIFICATION OF APPOINTMENT OF AUDITOR
Audit and All Other Fees
Report of the Audit Committee
PROPOSAL 3
AMENDMENT TO THE COMPANY’S 1996 DIRECTORS INCENTIVE PLAN
Introduction
Plan Provisions
Federal Income Tax Consequences
Interest of Certain Persons in Matters to be Acted Upon
Plan Benefits
HISTORICAL PLAN BENEFITS
Information Regarding Plans And Other Arrangements Not Subject To Security Holder Action
Board Recommendation and Required Vote
SUBMISSION OF STOCKHOLDER PROPOSALS
OTHER MATTERS

Ameritrade Holding Corporation

4211 South 102nd Street
Omaha, Nebraska 68127

PROXY STATEMENT

for
ANNUAL MEETING OF STOCKHOLDERS

      This Proxy Statement is furnished in connection with the solicitation of proxies to be voted at the 2003 Annual Meeting of Stockholders of Ameritrade Holding Corporation (the “Company”). The 2003 Annual Meeting will be held on February 12, 2003 at 10:30 a.m., Central Standard Time, at the Joslyn Art Museum, 2200 Dodge Street in Omaha, Nebraska. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about January 10, 2003.

GENERAL INFORMATION ABOUT THE MEETING

Quorum and Voting Requirements

      The Company has one class of Common Stock. Each share of Common Stock is entitled to one vote upon each matter to be voted on at the Annual Meeting. Stockholders do not have the right to cumulate votes in the election of Directors. Only stockholders of record at the close of business on December 20, 2002 (the “Record Date”) will be entitled to vote at the Annual Meeting. As of the Record Date, there were 430,147,895 shares of Common Stock issued and outstanding.

      The accompanying proxy is solicited from the holders of the Common Stock on behalf of the Board of Directors of the Company and is revocable at any time by giving written notice of revocation to the Secretary of the Company prior to the Annual Meeting or by executing and delivering a later-dated proxy via the Internet, via telephone or by mail prior to the Annual Meeting. Furthermore, the stockholders who are present at the Annual Meeting may revoke their proxies and vote in person. All shares of the Company’s Common Stock represented by properly executed and unrevoked proxies will be voted by the Board of Directors of the Company in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted “FOR” the proposals set forth in this Proxy Statement for consideration at the Annual Meeting. The Directors expect shares of the Common Stock held by executive officers and Directors of the Company will be voted “FOR” such proposals. Such shares, not including shares held in the names of spouses of executive officers and Directors, represent approximately 45 percent of the Common Stock outstanding as of December 20, 2002.

      A quorum consisting of at least a majority of shares of Common Stock must be present at the meeting for any business to be conducted. Shares of Common Stock entitled to vote and represented by properly executed, returned and unrevoked proxies, including shares with respect to which votes are withheld, abstentions are cast or there are broker non-votes, will be considered present at the meeting for purposes of determining a quorum.

Voting Electronically Via the Internet

      Stockholders may vote via the Internet at the www.ProxyVote.com Web site until 11:59 p.m. Eastern Standard Time February 11, 2003. The Internet voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded. If you would like to receive future stockholder materials electronically, please enroll after you complete the voting process at www.ProxyVote.com.

      Please refer to the proxy card enclosed herewith or to the e-mail announcement that you may have received for voting instructions. If you choose not to vote over the Internet, please complete and return the paper proxy card in the pre-addressed, postage-paid envelope provided herewith.

      If you elected to receive this Proxy Statement electronically over the Internet and would now like to receive a paper copy of this Proxy Statement so that you may submit a paper proxy in lieu of an electronic proxy, please notify the Secretary of the Company of this request.

PROPOSAL 1

ELECTION OF DIRECTORS

Board of Directors

      The Company’s amended and restated certificate of incorporation divides the Company’s Board of Directors into three classes, with three Directors per class and with each class being elected to a staggered three-year term. J. Joe Ricketts, our Chairman and Founder, certain members of his family and trusts established for their benefit (collectively, the “Ricketts holders”) owned approximately 25.0% of our Common Stock as of the Record Date. Investment funds affiliated with Bain Capital, Silver Lake Partners and TA Associates (collectively, the “Datek holders”) collectively owned approximately 29.5% of our Common Stock as of the Record Date. The Ricketts holders and the Datek holders have entered into a stockholders agreement (the “Stockholders Agreement”) that obligates the parties to vote their shares in favor of a Board of Directors consisting of nine members, of which three are designated by the Ricketts holders, three are designated by the Datek holders and three are independent directors selected with the agreement of the Ricketts holders and the Datek holders. Accordingly, the Board has nominated Michael D. Fleisher, Glenn H. Hutchins and Thomas S. Ricketts as Class I Directors to be voted upon at the 2003 Annual Meeting, to serve terms ending at the 2006 Annual Meeting. C. Kevin Landry, Mark L. Mitchell and J. Peter Ricketts are Class II Directors serving terms ending at the 2004 Annual Meeting. Stephen G. Pagliuca and J. Joe Ricketts are Class III Directors serving terms ending at the 2005 Annual Meeting. The third Class III Director will be nominated with the agreement of the Ricketts holders and the Datek holders.

      This Proxy Statement relates only to the solicitation of proxies from the stockholders with respect to the election of three Class I Directors to be elected by them and the other matters described herein. The Board of Directors knows of no reason any of Messrs. Fleisher, Hutchins and T. Ricketts might be unavailable to serve as the Class I Directors, and each has expressed an intention to serve, if elected. If any of Messrs. Fleisher, Hutchins and T. Ricketts is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Board of Directors may recommend. With the exception of the Stockholders Agreement, there are no arrangements or understandings between any of the persons nominated to be a Class I Director and any other person pursuant to which any of such nominees was selected.

      The election of a Director requires the affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote; provided that a quorum of at least a majority of the outstanding shares of Common Stock are represented at the meeting. Shares of Common Stock held by stockholders electing to abstain from voting and “broker non-votes” will be counted towards the presence of a quorum but will not be considered present and voting. Therefore, abstentions and “broker non-votes” will have no impact on the election of Directors. Proxies submitted pursuant to this solicitation will be voted for the election of each of Messrs. Fleisher, Hutchins and T. Ricketts as Class I Directors, unless specified otherwise.

      THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF MICHAEL D. FLEISHER, GLENN H. HUTCHINS AND THOMAS S. RICKETTS AS CLASS I DIRECTORS.

      The tables below set forth certain information regarding the Directors of the Company.

Nominees to Board of Directors

				Class and
				Year in
			Director	Which
Name	Age	Principal Occupation	Since	Term Expires

Michael D. Fleisher	38	Chairman and Chief Executive Officer, Gartner, Inc.	2002	Class I 2003
Glenn H. Hutchins	47	Managing Member, Silver Lake Technology Management, L.L.C.	2002	Class I 2003
Thomas S. Ricketts	37	Chairman and Chief Executive Officer, Incapital LLC	2002	Class I 2003

      Michael D. Fleisher has been Chairman of the Board of Gartner, Inc. since October 2001, and a director and Chief Executive Officer of Gartner since October 1999. From February 1999 to October 1999, he served as Gartner’s Chief Financial Officer and Executive Vice President, Finance and Administration. Mr. Fleisher joined Gartner in April 1993. Prior to joining Gartner, Mr. Fleisher worked at Bain Capital, Inc. where he was involved in the buyout of Gartner by management and Bain Capital from Saatchi & Saatchi in October 1990. Prior to working at Bain Capital, Mr. Fleisher was a consultant with Bain & Company, a global business consulting firm. Mr. Fleisher is on the board of NYC 2012, Inc. Mr. Fleisher holds a B.S. in economics from the Wharton School of the University of Pennsylvania.

      Glenn H. Hutchins is a Managing Member of Silver Lake Technology Management, L.L.C., which he co-founded in January 1999. Silver Lake Technology Management is a manager and advisor of private equity funds, including Silver Lake Partners, L.P. Mr. Hutchins is a Managing Member of Silver Lake Technology Associates, L.L.C., which is the general partner of Silver Lake Partners, L.P. From 1994 to 1999, Mr. Hutchins was a Senior Managing Director of The Blackstone Group, where he focused on private equity investing. Mr. Hutchins is a director of Gartner, Inc., Instinet Group Incorporated and Seagate Technology. He is also a director of CARE, Inc. and a trustee of Lawrenceville School. Mr. Hutchins graduated from Harvard College, Harvard Business School and Harvard Law School.

      Thomas S. Ricketts is the Chairman and Chief Executive Officer of Incapital LLC, a company he co-founded in 1999. Incapital is a technologically oriented investment bank focused exclusively on the underwriting and distribution of fixed income products to individual investors. Incapital underwrites for several major U.S. corporations through its InterNotesSM product platform. From 1996 to 1999, Mr. Ricketts was a Vice President and an investment banker for the brokerage division of ABN AMRO. From 1995 to 1996, he was a Vice President at Mesirow Financial. From 1988 to 1994, Mr. Ricketts was a market maker on the Chicago Board Options Exchange. Mr. Ricketts holds an M.B.A. and a B.A. from the University of Chicago. Thomas S. Ricketts is the son of J. Joe Ricketts and the brother of J. Peter Ricketts.

Directors Not Standing For Election

				Class and
				Year in
			Director	Which
Name	Age	Principal Occupation	Since	Term Expires

J. Joe Ricketts	61	Chairman and Founder of the Company	1981	Class III 2005
J. Peter Ricketts	38	President, Private Client Division; Vice Chairman and Corporate Secretary of the Company	1999	Class II 2004
C. Kevin Landry	58	Managing Director and Chief Executive Officer, TA Associates, Inc.	2002	Class II 2004
Mark L. Mitchell	42	Associate Professor of Business Administration, Harvard University and Principal, CNH Partners, LLC	1996	Class II 2004
Stephen G. Pagliuca	47	Managing Director, Bain Capital	2002	Class III 2005

      J. Joe Ricketts is currently Chairman of the Company’s Board of Directors. He also held the position of Chief Executive Officer from 1981 through February 2001, except for the period from March 1999 to May 2000, during which he was Co-Chief Executive Officer, and the period from May 2000 to August 2000, during which he did not hold the position of Chief Executive Officer. In 1975, Mr. Ricketts became associated with the Company and served as a Director and officer. By 1981, Mr. Ricketts acquired majority control of the Company. Prior to 1975, Mr. Ricketts was a registered representative with a national brokerage firm, an investment advisor with Ricketts & Co. and a branch manager with The Dun & Bradstreet Corporation, a financial information firm. Mr. Ricketts is a Director of Securities Industry Association (SIA). Mr. Ricketts served as a member of the District Committee for District 4 of the NASD from 1996 to 1999. Mr. Ricketts serves on the Board of Directors of the American Enterprise Institute. Mr. Ricketts received a B.A. in economics from Creighton University. Mr. Ricketts is the father of J. Peter Ricketts and Thomas S. Ricketts.

      J. Peter Ricketts became President of the Company’s Private Client Division in June 2001. He has served as a Director since 1999, has been Secretary of the Company since May 2001 and also served as Secretary from November 1996 to October 1999. Since joining the Company in 1993, he has held various leadership positions, including Senior Vice President of Strategy and Business Development, Senior Vice President of Product Development and Senior Vice President of Marketing. Mr. Ricketts received an M.B.A. in marketing and finance and a B.A. in biology from the University of Chicago. J. Peter Ricketts is the son of J. Joe Ricketts and the brother of Thomas S. Ricketts.

      C. Kevin Landry has served as a Managing Director and Chief Executive Officer of TA Associates, Inc. since its incorporation in 1994. From 1982 to 1994, Mr. Landry served as a Managing Partner of its predecessor partnership. Mr. Landry also is a director of Instinet Group Incorporated and Standex International Corporation. He is a member of the Private Equity Hall of Fame. He is an Overseer of the Museum of Fine Arts, a member of the Executive Committee of Harvard University’s Committee on University Resources and Co-Chairman of the Harvard Boston Major Gifts Committee. Mr. Landry received an M.B.A. from The Wharton School of Finance and a B.A. in Economics from Harvard University.

      Mark L. Mitchell has served as a Director of the Company since December 1996 and served as a member of the Company’s Board of Advisors in 1993. Mr. Mitchell has been an Associate Professor of Business Administration at Harvard University since 1999. He has been a Principal at CNH Partners, LLC, a hedge fund, since 2001. Mr. Mitchell was an Associate Professor of Finance at the University of Chicago from 1994 to 1999 and was an Assistant Professor of Finance from 1990 to 1993. Mr. Mitchell was a Senior Financial

Economist for the Securities and Exchange Commission (“SEC”) from 1987 to 1990. He is a member of the Nasdaq Quality of Markets Committee. He was a member of the Economic Advisory Board of the National Association of Securities Dealers (“NASD”) from 1995 to 1998. Mr. Mitchell received a Ph.D. in applied economics and an M.A. in economics from Clemson University, and received a B.B.A. in economics from the University of Louisiana at Monroe.

      Stephen G. Pagliuca founded the Information Partners Fund for Bain Capital in 1989. As a Managing Director of Bain Capital, he has been involved in over thirty acquisitions of significant information and medical companies, including Gartner, Inc., Physio-Control and Wesley-Jessen. Previously, Mr. Pagliuca was a Vice President at Bain & Company where he managed significant relationships in the healthcare and information services industries. He was also involved in developing Bain’s turnaround practice in which he worked with investment groups and corporate clients to rapidly improve under-performing business units. Mr. Pagliuca also worked as a senior accountant and international tax specialist for Peat Marwick Mitchell & Company in the Netherlands. Mr. Pagliuca is a director of Gartner, Inc., FTD, Inc. and Instinet Group Incorporated. Mr. Pagliuca earned an M.B.A. from Harvard Business School. He is a Certified Public Accountant and received a B.A. from Duke University.

Executive Officers

      The Company’s executive officers are as follows:

Name	Age	Position

J. Joe Ricketts	61	Chairman and Founder
Joseph H. Moglia	53	Chief Executive Officer
Phylis M. Esposito	51	Executive Vice President, Chief Strategy Officer
Kurt D. Halvorson	40	Executive Vice President, Chief Administrative Officer
Ellen L.S. Koplow	43	Senior Vice President and General Counsel
John R. MacDonald	47	Executive Vice President, Chief Financial Officer and Treasurer
Anne L. Nelson	49	Senior Vice President and Chief Marketing Officer
Vincent Passione	41	President, Institutional Client Division
J. Peter Ricketts	38	President, Private Client Division

      See “Directors Not Standing For Election” for information regarding the business experience of J. Joe Ricketts and J. Peter Ricketts.

      Joseph H. Moglia joined the Company as Chief Executive Officer in March 2001. Mr. Moglia joined the Company from Merrill Lynch, where he served as Senior Vice President and head of the Investment Performance and Product Group for Merrill’s Private Client division. He oversaw all investment products, as well as the firm’s insurance and 401(k) businesses. Mr. Moglia joined Merrill Lynch in 1984 and, by 1988, was the company’s top institutional sales person. In 1992 he became head of Global Fixed Income Institutional Sales and in 1995 ran the firm’s Municipal division before moving to its Private Client division in 1997. Prior to entering the financial services industry, Mr. Moglia was the defensive coordinator for Dartmouth College’s football team. He coached various teams for 16 years, authored a book on football and wrote 11 articles that were published in national coaching journals. Mr. Moglia serves on the boards of directors of AXA Financial, Inc. and of its subsidiary, The Equitable Life Assurance Society of the U.S. Mr. Moglia received an M.A in economics from the University of Delaware and a B.A. in economics from Fordham University.

      Phylis M. Esposito joined the Company as Chief Strategy Officer in July 2001. Ms. Esposito oversees mergers and acquisitions, strategic alliances, marketing, business development and corporate communications.

Ms. Esposito has over 25 years of financial markets experience. From 1998 until joining the Company, she served as senior partner and project manager for Mathias & Company, Management Consultants. In that role, she provided strategic advice and business plan implementation to global financial institutions, professional financial service firms and multi-national corporations. Prior to that, she was a Senior Managing Director for Bear Stearns & Company. She was also a founding Partner and Chief Financial Officer for Artemis Capital Group, and a Vice President for Goldman Sachs. Ms. Esposito received an M.B.A. from Columbia University and holds a B.A. from Fordham University.

      Kurt D. Halvorson has served as Chief Administrative Officer since June 2001. He is responsible for communication and coordination of the Company’s Executive Management Team. In addition, he oversees human resources, facilities and clearing functions and administers corporate audit. Mr. Halvorson served as President of Advanced Clearing, Inc., a subsidiary of the Company, from 1997 to June 2001. He has been with the Company since 1987, also serving as Vice President and General Manager, and Vice President and Controller of Advanced Clearing. Before joining the Company, Mr. Halvorson was a Certified Public Accountant for Deloitte & Touche from 1984 to 1987. Mr. Halvorson currently is an industry governor on the board of the Chicago Stock Exchange. He is a past member of the Securities Industry Association Membership Committee and Firm and Industry Analysis Committee (FIAC), and United Way Young Leaders Society. Mr. Halvorson earned his B.S.B.A. from the University of Nebraska in 1983 and is a Certified Public Accountant. In March 2000, he graduated from the Securities Industry Institute at the Wharton School at the University of Pennsylvania.

      Ellen L.S. Koplow has served as General Counsel since June 2001. She oversees the Company’s Legal Department. She joined the Company in May 1999 as Deputy General Counsel and was named Acting General Counsel in November 2000. Prior to joining the Company, Ms. Koplow was managing principal of the Columbia, Maryland office of Miles & Stockbridge P.C. where she was responsible for the operations of attorneys and staff and concentrated her practice in the areas of corporate law, e-commerce, technology law, media and commercial contracts. Ms. Koplow graduated cum laude from the University of Baltimore Law School in 1983 where she was a member of the Heuisler Honor Society, a Scribes Award winner and a Comments Editor for the Law Review. She has been a member of the Maryland High Technology Council and has lectured extensively on technology-related issues. In 1998, she was selected by The Daily Record as one of Maryland’s Top 100 women.

      John R. (Randy) MacDonald has served as Chief Financial Officer since March 2000. He oversees all financial operations of the Company, including developing and planning financial transactions and Company-wide fiscal management. Recently, he led the integration of Ameritrade and Datek into one company. Prior to joining the Company in March 2000, Mr. MacDonald served in a similar capacity with New York City-based Investment Technology Group, Inc. Mr. MacDonald has also held executive positions at Salomon Brothers and Deloitte & Touche. Mr. MacDonald currently serves on the Nasdaq Technology Advisory Council. He graduated cum laude from Boston College with a B.S. in accounting.

      Anne L. Nelson joined the Company as Vice President of Marketing in November 1999 and was promoted to Chief Marketing Officer in August 2001. As Chief Marketing Officer, Ms. Nelson oversees marketing strategy as well as advertising, brand management, database management and client marketing. Previously, she served for six years as the executive vice president of marketing for HSBC Bank USA, where she headed retail, corporate and investment marketing for the United States. Prior to joining HSBC, Ms. Nelson spent 10 years with CoreStates Financial Corp. in a number of senior level positions in their retail marketing, credit card and acquisition divisions. Ms. Nelson received an M.B.A. from Temple University and holds a B.A. from LaSalle College. She completed additional post-graduate studies at the Wharton School of the University of Pennsylvania. In 2000, she was named one of the Top 100 Advertising Executives by Advertising Age, and one of the Top 10 Marketers by Financial Services Marketing.

      Vincent Passione was named President of the Company’s Institutional Client Division in June 2001. In this capacity, Mr. Passione oversees Ameritrade Advisor ServicesTM, Ameritrade Corporate ServicesTM, Ameritrade ClearingTM and Ameritrade Financial ServicesTM. Previously, Mr. Passione was President and Chief Executive Officer of the Company’s OnMoney subsidiary. He joined the Company in August 1999, oversaw the launch of the OnMoney.com Web site and was responsible for all aspects of OnMoney’s operations. Prior to joining the Company, Mr. Passione managed the Citigroup U.S. Technology organization. Mr. Passione earned a B.S. in computer science from New York Polytechnic Institute.

Board Meetings and Committees

      The Board of Directors conducts its business through meetings of the Board, actions taken by written consent in lieu of meetings and by the actions of its Committees. During the fiscal year ended September 27, 2002, the Board of Directors held 11 meetings and took action by written consent three times. During fiscal year 2002, each Director attended at least 75 percent of the aggregate number of meetings of the Board of Directors and meetings of the Committees of the Board of Directors on which he served.

      The Board of Directors has established two Committees: Audit and Compensation.

      Audit Committee. The functions performed by the Audit Committee are described in the Audit Committee Charter included as Appendix A to this proxy statement and include (i) overseeing the Company’s internal accounting and operational controls as well as its financial and regulatory reporting, (ii) selecting the Company’s independent auditors and managing director of corporate audit, and assessing their performance on an ongoing basis, (iii) reviewing the Company’s financial statements and audit findings, and taking any action considered appropriate by the Audit Committee and the Board of Directors, (iv) performing other oversight functions as requested by the full Board of Directors and (v) reporting activities performed to the full Board of Directors. The Audit Committee Charter was adopted by unanimous written consent of the Board of Directors on September 5, 2002 and subsequently adopted by the Audit Committee at the October 3, 2002 Audit Committee meeting. The Charter was reaffirmed by the Audit Committee at the November 18, 2002 Audit Committee meeting. The Audit Committee is currently composed of Messrs. Fleisher, Landry and Mitchell. Mr. Fleisher serves as the Audit Committee’s chairman. All current Audit Committee members are “independent” as defined in the current applicable listing standards of the NASD. The Company’s Audit Committee met eight times during fiscal year 2002. The Report of the Audit Committee for the fiscal year ended September 27, 2002 appears under PROPOSAL 2 — “RATIFICATION OF APPOINTMENT OF AUDITOR”.

      Compensation Committee. The Compensation Committee reviews and approves broad compensation philosophy and policy and changes in executive salary levels, bonus payments and stock option awards pursuant to the Company’s management incentive plans as outlined below. The Compensation Committee is currently composed of Messrs. Hutchins, Mitchell and Pagliuca. Mr. Hutchins serves as the Compensation Committee’s chairman. The Company’s Compensation Committee met eight times during fiscal year 2002. The Report of the Compensation Committee on Executive Compensation appears under “EXECUTIVE COMPENSATION”.

      The Company does not have a standing Nominating Committee. Nominations of Directors are made by the entire Board of Directors.

Compensation of Directors

      The Company maintains the Ameritrade Holding Corporation 1996 Directors Incentive Plan (the “Directors Plan”), administered by the Compensation Committee, pursuant to which non-employee Directors are granted various equity awards and may make elections with respect to the payment of their retainers and fees. Specifically, the Directors Plan provides that, upon a non-employee Director’s election to the Board for his first term, the Director will receive (a) a stock option to purchase such number of shares of the Company’s Common Stock as determined by the Chairman of the Board and approved by the Board and (b) an award of restricted stock, the fair market value of which is equal to approximately $20,000 or such other amount determined by the Board from time to time. Non-employee Directors may also be awarded stock options other than upon their initial election to the Board as determined from time to time by the Board. Awards made pursuant to the Directors Plan will generally vest in substantially equal annual installments over a period of three years, beginning with the first anniversary of the grant date. The exercise price of options granted under the Directors Plan may not be less than the fair market value of a share of the Company’s Common Stock on the date of the grant of the option. The expiration date with respect to an award under the Directors Plan is the earlier of the ten-year anniversary of the date on which the award is granted or the one-year anniversary of the date on which the non-employee Director’s service as a director of the Company terminates for cause. Options are not exercisable after the expiration date. Restricted stock that is not vested on the expiration date is forfeited.

      Employee Directors do not receive compensation for services provided as a Director. Non-employee Directors receive an annual retainer payable in advance. For fiscal year 2002, the annual retainer was $25,000. Fifty percent of the retainer is payable in cash and fifty percent is payable in the form of Common Stock, provided that, if a Director has met the Company’s equity ownership guidelines, the Director may elect to receive all or any portion of the stock retainer in cash. Non-employee Directors receive payments of $1,500 for quarterly meetings and $1,000 for Committee meetings, all payable quarterly in advance in the form of cash or Common Stock at the election of the Director. The foregoing elections and payments are made pursuant to the Directors Plan. Awards for periods of less than 12 months are calculated and determined by the Board. Special rules applied to the payment of the annual retainer for the 2003 fiscal year to accommodate newly elected Directors.

      Pursuant to the Directors Plan, non-employee Directors may elect to defer receipt of all or a portion of the retainer and meeting and Committee fees otherwise payable to the non-employee Director, including those amounts that would otherwise be payable to the non-employee Director in the form of Common Stock. Amounts deferred pursuant to a non-employee Director’s election are credited to a bookkeeping account, which consists of a “Cash Subaccount” reflecting amounts that would otherwise have been payable to the non-employee Director in cash and a “Stock Subaccount” reflecting amounts that would otherwise have been payable to the non-employee Director in Common Stock. As of the first day of each fiscal quarter, the Cash Subaccount is adjusted to reflect contributions and distributions during the preceding fiscal quarter and is credited with interest computed at the prime rate as reported by the Wall Street Journal for that date (or, if that day is not a business day, the next preceding business day). The Stock Subaccount is credited with “stock units” as of each day that a deferred amount would otherwise have been payable to the non-employee Director in Common Stock, is charged with stock units as of each day on which amounts are distributed from the Stock Subaccount and is credited with stock units as of each record date to reflect dividends paid on the Common Stock. For purposes of the adjustments to the Stock Subaccount, one stock unit corresponds to one share of Common Stock.

      Deferred amounts are payable to non-employee Directors as of a distribution date elected by the non-employee Director at the time of the deferral. If no distribution date is specified, payments begin as of the first business day of January of the year following the date on which the non-employee Director ceases to be a Director of the Company for any reason. Distributions of deferred amounts can be made in ten annual installments commencing on the distribution date elected. A non-employee Director may also elect to have payments in a lump sum or in any number of annual payments not exceeding ten. If a non-employee Director dies prior to the full payment of his deferral account, the balance will be paid in a lump sum to a beneficiary designated by the non-employee Director. The Compensation Committee may also distribute the full balance of a non-employee Director’s deferral account in a lump sum at any time.

Section 16(a) Beneficial Ownership Reporting Compliance

      Based solely upon the Company’s review of forms filed by Directors, officers and certain beneficial owners of the Company’s Common Stock (the “Section 16(a) Reporting Persons”) pursuant to Section 16 of the 1934 Act, the Company has identified the following late filings by the Section 16(a) Reporting Persons: five transactions between Marlene M. Ricketts and trust accounts over which J. Peter Ricketts has shared voting and dispositive power were reported late on two Forms 4 filed by Marlene M. Ricketts and J. Peter Ricketts.

Stock Ownership of Certain Beneficial Owners and Management

      As of the Record Date, there were 430,147,895 shares of Common Stock issued and outstanding. The following table sets forth, as of the Record Date, the beneficial ownership of the Company’s Common Stock by each of the executive officers named in the Summary Compensation Table, by Directors, by each person believed by the Company to beneficially own more than 5 percent of the Company’s Common Stock and by all current executive officers and Directors of the Company as a group:

	Number of	Percent of
	Shares of	Shares of
	Common	Common
Name	Stock	Stock

Directors and Executive Officers
J. Joe Ricketts(1), Chairman and Founder	53,899,635	12.5%
Joseph H. Moglia(2), Chief Executive Officer	2,577,732	*
Vincent Passione(3), President, Institutional Client Division	472,817	*
John R. MacDonald(4), Executive Vice President, Chief Financial Officer and Treasurer	475,246	*
Phylis M. Esposito(5), Executive Vice President, Chief Strategy Officer	300,528	*
J. Peter Ricketts(6), President, Private Client Division, Vice Chairman and Corporate Secretary	10,312,196	2.4%
Michael D. Fleisher(7), Director	14,053	*
Glenn H. Hutchins(8), Director	34,328,192	8.0%
C. Kevin Landry(9), Director	42,166,884	9.8%
Mark L. Mitchell(10), Director	187,394	*
Stephen G. Pagliuca(11), Director	50,579,952	11.8%
Thomas S. Ricketts(12), Director	9,167,367	2.1%
All Directors and Executive Officers as a group(13) (15 in group)	196,978,887	45.4%
Other Stockholders
Entities affiliated with Bain Capital Funds(14)	50,565,915	11.8%
111 Huntington Ave.
Boston, MA 02199
Entities affiliated with TA Associates, Inc.(15)	42,160,884	9.8%
125 High Street, Suite 2500
Boston, MA 02110
Marlene M. Ricketts(16)	40,361,589	9.4%
Entities affiliated with Silver Lake Partners, LP(17)	34,314,155	8.0%
2725 Sand Hill Road, Building C Suite 150
Menlo Park, CA 94025
Taunus Corporation(18)	22,838,082	5.3%
31 West 52nd Street
New York, NY 10019
Ricketts Grandchildren Trust(19)	19,008,000	4.4%

*	Less than 1 percent of the issued and outstanding shares.

(1)	Shares of Common Stock beneficially owned by Mr. Ricketts consist of 38,602,590 shares held by Mr. Ricketts individually in a brokerage margin account; 8,186,112 shares held by the Marlene M. Ricketts 1994 Dynasty Trust, over which Mr. Ricketts has sole voting and dispositive power; 3,000,000 shares held jointly with Marlene M. Ricketts, his spouse, in a brokerage margin account; 975,000 shares owned by Mr. Ricketts but pledged as collateral; 1,500,000 shares held jointly with Marlene M. Ricketts but pledged as collateral; 332,352 shares held in the J. Ricketts IRA; 796 shares held in Mr. Ricketts’ 401(k) account; and 1,302,785 shares issuable upon the exercise of options exercisable within 60 days.

Percentage ownership is determined based on 431,450,680 shares of Common Stock, consisting of 430,147,895 shares outstanding and 1,302,785 shares issuable upon the exercise of options exercisable within 60 days. Shares of Common Stock beneficially owned by Mr. Ricketts do not include shares held by Mrs. Ricketts individually and disclosed in Note (16) below.

(2)	Consists of 791,400 shares held by Mr. Moglia individually in a brokerage margin account and 1,786,332 shares issuable upon the exercise of options exercisable within 60 days.

(3)	Consists of 6,000 shares held by Mr. Passione individually, 3,921 shares held in Mr. Passione’s 401(k) account, 262,500 shares issuable upon the exercise of options exercisable within 60 days and 200,396 shares held for the benefit of Mr. Passione in a deferred compensation account under the Company’s Executive Deferred Compensation Program.

(4)	Consists of 53,005 shares held by Mr. MacDonald individually in IRA accounts, 3,638 shares held by Mr. MacDonald’s spouse individually in an IRA account, 4,105 shares held in Mr. MacDonald’s 401(k) account, 307,066 shares issuable upon the exercise of options exercisable within 60 days and 107,432 shares held for the benefit of Mr. MacDonald in a deferred compensation account under the Company’s Executive Deferred Compensation Program.

(5)	Consists of 200,000 shares held by Ms. Esposito individually, 4,116 shares held in Ms. Esposito’s 401(k) account, 81,966 shares issuable upon the exercise of options exercisable within 60 days and 14,446 shares held for the benefit of Ms. Esposito in a deferred compensation account under the Company’s Executive Deferred Compensation Program.

(6)	Consists of 1,066,668 shares held by Mr. Ricketts individually in a brokerage margin account; 87,868 shares held jointly with Mr. Ricketts’ spouse in a brokerage margin account; 19,950 shares held in trusts for the benefit of Mr. Ricketts’ children; 65,709 shares in Mr. Ricketts’ 401(k) account; 88,791 shares issuable upon the exercise of options exercisable within 60 days; 958,640 shares in the Marlene Ricketts Trust for the benefit of J. Peter Ricketts over which Mr. Ricketts has sole voting and dispositive power; and 8,024,570 shares in the Marlene Ricketts Annuity Trust 2001 #1 and Marlene Ricketts Annuity Trust 2002 #1 over which Mr. Ricketts has shared voting and dispositive power.

(7)	Consists of 6,000 shares of restricted stock and 8,053 shares held in a deferred compensation account for Mr. Fleisher.

(8)	Consists of 8,037 shares held by Mr. Hutchins individually, 6,000 shares of restricted stock held by Mr. Hutchins individually and 34,314,155 shares owned by Silver Lake Partners, LP and its affiliated entities (see footnote 17 below). Mr. Hutchins is a Managing Member and officer of the General Partner of Silver Lake Partners, LP. Mr. Hutchins disclaims beneficial ownership of all shares owned by Silver Lake Partners, LP and its affiliated entities, except to the extent of his pecuniary interest therein.

(9)	Consists of 6,000 shares of restricted stock held by Mr. Landry individually and 42,160,884 shares owned by TA Associates, Inc. and its affiliated entities (see footnote 15 below). Mr. Landry disclaims beneficial ownership of all shares owned by TA Associates, Inc. and its affiliated entities, except to the extent of 69,840 shares which he owns through TA Investors LLC.

(10)	Includes 117,870 shares held by Mr. Mitchell individually in a brokerage margin account, 6,000 shares of restricted stock held by Mr. Mitchell individually, 25,692 shares issuable upon the exercise of options exercisable within 60 days, 25,653 shares in the Mark L. Mitchell IRA and 12,179 shares in the Janet T. Mitchell IRA, over which Mr. Mitchell has shared voting and dispositive power.

(11)	Consists of 8,037 shares held by Mr. Pagliuca individually, 6,000 shares of restricted stock held by Mr. Pagliuca individually and 50,565,915 shares owned by Bain Capital and its affiliated entities (see footnote 14 below). Mr. Pagliuca is a member of Bain Capital Investors, LLC and he, or entities affiliated with him, are partners of one or more of BCIP Associates II, BCIP Associates II-B, BCIP Trust Associates II and BCIP Trust Associates II-B. Mr. Pagliuca disclaims beneficial ownership of all such shares owned by these entities, except to the extent of his pecuniary interest therein.

(12)	Consists of 151,557 shares held by Mr. Ricketts jointly with his spouse in a brokerage margin account; 6,000 shares of restricted stock held individually by Mr. Ricketts; 26,600 shares held in trusts for the benefit of Mr. Ricketts’ children; 958,640 shares held in the Marlene Ricketts Trust for the benefit of

Thomas S. Ricketts over which Mr. Ricketts has sole voting and dispositive power; and 8,024,570 shares in the Marlene Ricketts Annuity Trust 2001 #1 and Marlene Ricketts Annuity Trust 2002 #1 over which Mr. Ricketts has shared voting and dispositive power.

(13)	Includes 4,072,333 shares issuable upon the exercise of options exercisable within 60 days. Percentage ownership is determined on the basis of 434,220,228 shares of Common Stock, consisting of 430,147,895 shares outstanding and 4,072,333 shares issuable upon the exercise of options exercisable within 60 days.

(14)	Represents shares owned by a group of investment funds affiliated with Bain Capital, including (i) 30,073,629 shares owned by Bain Capital Fund VII, LLC, whose managing member is Bain Capital Fund VII, L.P., whose sole general partner is Bain Capital Partners VII, L.P. (“BCP”), whose sole general partner is Bain Capital Investors, LLC (“BCI”); (ii) 11,126,356 shares owned by Bain Capital VII Coinvestment Fund, LLC, whose managing member is Bain Capital VII Coinvestment Fund, L.P., whose sole general partner is BCP, whose sole general partner is BCI; (iii) 7,378,603 shares owned by BCI Datek Investors, LLC, whose administrative member is BCP; and (iv) 1,987,327 shares owned by BCIP Associates II, BCIP Associates II-B, BCIP Trust Associates II and BCIP Trust Associates II-B, in each case whose managing partner is BCI.

(15)	Represents shares owned by a group of investment funds affiliated with TA Associates, including (i) 24,766,979 shares owned by TA IX, LP, (ii) 6,023,607 shares owned by TA Atlantic & Pacific IV, LP, (iii) 8,887,320 shares owned by TA/ Advent VIII, LP, (iv) 1,530,927 shares owned by Advent Atlantic & Pacific III, L.P., (v) 278,967 shares owned by TA Executives Fund, LLC, and (vi) 673,084 shares owned by TA Investors, LLC.

(16)	Consists of 27,342,549 shares held by Mrs. Ricketts individually in a brokerage margin account; 8,186,688 shares held by the J. Joe Ricketts 1996 Dynasty Trust, over which Mrs. Ricketts has sole voting and dispositive power; 3,000,000 shares held jointly with J. Joe Ricketts, her spouse, in a brokerage margin account; 1,500,000 shares held jointly with J. Joe Ricketts but pledged as collateral; and 332,352 shares held in the M. Ricketts IRA. Shares of Common Stock beneficially owned by Mrs. Ricketts do not include shares held by Mr. Ricketts individually and disclosed in Note (1) above. Mrs. Ricketts’ mailing address is c/o Ameritrade Holding Corporation, 4211 South 102nd Street, Omaha, Nebraska, 68127.

(17)	Represents shares owned by a group of investment funds affiliated with Silver Lake Partners, L.P., the General Partner of which is Silver Lake Technology Associates, LLC, including (i) 32,650,160 shares owned by Silver Lake Partners, L.P., (ii) 941,626 shares owned by Silver Lake Investors, L.P. and (iii) 722,369 shares owned by Silver Lake Technology Investors, L.L.C.

(18)	Based on Schedule 13G filed on November 27, 2002 with the SEC by Taunus Corporation, a holding company that is a wholly owned subsidiary of Deutsche Bank A.G., and certain of its wholly owned subsidiaries. Taunus Corporation and certain of its wholly-owned subsidiaries claimed sole voting and dispositive power with respect to 22,620,582 shares and shared voting and dispositive power with respect to 217,500 shares. BT Investment Partners Inc., a wholly owned subsidiary of Taunus Corporation, was the beneficial owner with respect to 22,361,482 of these shares, claimed sole voting and dispositive power with respect to 22,361,482 of these shares and claimed no shared voting or dispositive power with respect to any of these shares.

(19)	The trustee of the Ricketts Grandchildren Trust is First National Bank of Omaha, First National Center, 16th and Dodge Streets, Omaha, Nebraska, 68102.

Merger and Stockholders Agreement

      On September 9, 2002, the merger of Ameritrade Online Holdings Corp. (“AOH”) (formerly Ameritrade Holding Corporation) and Datek Online Holdings Corp. (“Datek”) was completed. As a result, AOH and Datek became wholly owned subsidiaries of the Company (formerly Arrow Stock Holding Corporation). In the merger, each share of Common Stock of AOH was automatically converted into one share of Common Stock of the Company and the stockholders of Datek in the aggregate received 216,341,375 shares of Common Stock of the Company.

      Prior to the merger, the Ricketts holders collectively owned approximately 51.0% of the AOH Common Stock. Upon completion of the merger, the Ricketts holders owned approximately 25.5% of the Company’s Common Stock and the Datek holders collectively owned approximately 29.4% of the Company’s Common Stock. Therefore, the Ricketts holders and the Datek holders collectively owned a majority of the Company’s Common Stock.

      Under the Stockholders Agreement by and among the Ricketts holders, the Datek holders and the Company, among other things:

•	the Ricketts holders and the Datek holders have agreed to vote their shares of Common Stock in favor of a Board of Directors of the Company consisting of nine members, of which three are designated by the Ricketts holders, three are designated by the Datek holders, and three are independent directors designated by the Ricketts holders and the Datek holders, subject to limitations, until after the Company’s annual stockholders meeting in 2006;

•	if a Ricketts holder or a Datek holder sells shares in some negotiated transactions, the other Ricketts holders and Datek holders are entitled to participate in the same transaction by selling a pro rata amount of their shares;

•	the Ricketts holders and the Datek holders have agreed, until March 27, 2005, to vote their shares in favor of specified merger and sale of the Company transactions that are approved by specified Directors and against specified merger and sale of the Company transactions that are not approved by specified Directors; and

•	the Ricketts holders and the Datek holders have agreed, from March 27, 2005 until March 27, 2007, to vote their shares in favor of specified merger and sale of the Company transactions that are approved by a majority of the entire Board of Directors.

EXECUTIVE COMPENSATION

      The following table sets forth a three year history of the annual and long-term compensation awarded to, earned by or paid by the Company and its subsidiaries to each person serving as Chief Executive Officer at any time during the fiscal year ended September 27, 2002, and to each of the other four highest paid executive officers of the Company (collectively, the “Named Executive Officers”) for the fiscal year ended September 27, 2002.

Summary Compensation Table

					Long-term
		Annual Compensation			Compensation

					Securities
					Underlying	All Other
				Other Annual	Options/	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Compensation(1)($)	SARs(#)	($)

Joseph H Moglia(2)	2002	600,000	1,068,930	7,775,000	—	6,337
Chief Executive Officer	2001	350,769	1,533,320	4,515,890	1,816,132	141,360
J. Joe Ricketts	2002	650,000	1,008,755	4,697	753,443	—
Chairman and Founder	2001	631,251	353,749	30,000	—	—
	2000	540,003	606,801	30,000	298,700	—
Vincent Passione	2002	350,000	—	354,700	—	—
President, Institutional	2001	329,135	125,000	617,500	350,000	—
Client Division	2000	300,000	425,000	—	—	—
John R. MacDonald(3)	2002	327,346	182,630	187,330	119,866	—
Executive Vice President,	2001	311,250	87,500	262,500	100,000	—
Chief Financial Officer	2000	155,770	58,414	175,241	87,200	23,895
and Treasurer
Phylis M. Esposito(4)	2002	300,000	313,080	—	227,865	—
Executive Vice President,	2001	75,000	—	75,000	50,000	23,318
Chief Strategy Officer

(1)	The amounts shown in this column for Mr. Moglia represent deferred compensation earned pursuant to his employment agreement. The amounts in this column for Mr. J. Joe Ricketts represent employer contributions to the Company’s Profit Sharing Plan in the form of Company Common Stock. In the cases of Mr. Passione, Mr. MacDonald and Ms. Esposito, the amounts shown include bonus payments that were deferred by the employee into a trust that holds shares of Common Stock pursuant to the Ameritrade Holding Corporation Executive Deferred Compensation Program and, in the cases of Mr. Passione and Mr. MacDonald, also include profit sharing contributions in the form of Company Common Stock.

(2)	Mr. Moglia became an employee of the Company in March 2001. Amounts under Bonus for fiscal 2001 include Mr. Moglia’s signing bonus pursuant to his employment agreement. Amounts under All Other Compensation for Mr. Moglia represent imputed interest resulting from payroll taxes paid on Mr. Moglia’s behalf in fiscal 2002 and reimbursement of moving expenses in fiscal 2001.

(3)	Mr. MacDonald became an employee of the Company in March 2000. The amount under All Other Compensation for Mr. MacDonald represents reimbursement of moving expenses.

(4)	Ms. Esposito became an employee of the Company in July 2001. The amount under All Other Compensation for Ms. Esposito represents reimbursement of moving expenses.

Option Grants in Last Fiscal Year

      The following table sets forth information regarding stock options granted to Named Executive Officers during fiscal 2002 pursuant to the Ameritrade Holding Corporation 1996 Long-Term Incentive Plan (the

“Long-Term Incentive Plan”). No grants of Stock Appreciation Rights were made to Named Executive Officers in fiscal 2002.

	Individual Grants

	Number of	% of Total			Potential Realizable Value
	Securities	Options			at Assumed Annual Rates
	Underlying	Granted to			of Stock Appreciation for
	Options	Employees in	Exercise or		the Option Term(2)($)
	Granted	Fiscal	Base Price	Expiration
Name	(#)	Year(1)	($/share)	Date	5%	10%

Joseph H. Moglia	—	0.0%	—	—	—	—
J. Joe Ricketts	753,443	2.9%	5.50	10/24/11	2,606,099	6,604,368
Vincent Passione	—	0.0%	—	—	—	—
John R. MacDonald	119,866	0.5%	5.50	10/24/11	414,607	1,050,695
Phylis M. Esposito	227,865	0.9%	5.50	10/24/11	788,167	1,997,370

(1)	Based on an aggregate of 26,407,500 options granted to employees during fiscal 2002, including 23,797,908 options granted to employees of Datek in connection with the Company’s merger with Datek on September 9, 2002.

(2)	Calculated on the assumption that the market value of the underlying stock increases at the stated values compounded annually for the ten-year term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

      The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during fiscal 2002 and unexercised options held as of the end of fiscal 2002.

			Number of Securities		Value of Unexercised in-the-
	Number of		Underlying Unexercised		Money Options
	Shares		Options at Sept. 27, 2002		at Sept. 27, 2002(1)
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Joseph H. Moglia	—	—	1,428,569	387,563	$—	$—
J. Joe Ricketts	—	—	1,039,750	902,793	$1,580,460	$—
Vincent Passione	—	—	218,750	131,250	$—	$—
John R. MacDonald	—	—	307,066	—	$—	$—
Phylis M. Esposito	—	—	25,000	252,865	$—	$—

(1)	Based on the market price of $3.90 per share, which was the closing price per share of the Company’s Common Stock on the Nasdaq National Market on the last day of fiscal 2002, less the exercise price payable for such shares.

Employment and Severance Agreements

      The Company currently has employment agreements with each of its Named Executive Officers.

      Joseph H. Moglia. Mr. Moglia’s employment agreement was entered into as of March 1, 2001 and has a two-year initial term. The agreement renews automatically for an additional two-year term unless either party provides written notice of non-renewal to the other at least 90 days before the last day of the initial term. Either party also may terminate the employment agreement with or without cause. Pursuant to the agreement, Mr. Moglia was paid a signing bonus of $1.3 million and was reimbursed for relocation costs. The agreement provides for the payment of a base salary of $600,000 per year, an annual bonus of not less than $600,000 plus an annual performance-based bonus of not more than $300,000, a one-time benefit of $15.6 million pursuant to a deferred compensation plan that generally vests as of March 1, 2003 and is payable upon his termination, and participation in other employee benefits under the various benefit plans and programs maintained by the Company. In addition, the agreement provides that, if Mr. Moglia is still employed by the Company as of March 1, 2003, he will be awarded stock options with respect to 2 percent of the then outstanding shares of

Company Common Stock. If Mr. Moglia is discharged from employment by the Company without cause or terminates his employment under circumstances that constitute constructive dismissal, all of his stock options and amounts in the deferred compensation plan will vest and the grant of options described in the preceding sentence will be accelerated as described below. Under the deferred compensation plan established in connection with the agreement, Mr. Moglia is entitled to a deferred payment of cash compensation, as adjusted for earnings and losses based on investment performance. The balance in the deferred compensation account vests pro rata on a daily basis over the initial two-year term. Payments of the deferred compensation account balance begin as soon as practicable after Mr. Moglia’s termination date and may be made in a lump sum or installments over a period of not more than 10 years, as elected by Mr. Moglia in accordance with the plan. If Mr. Moglia dies before the vested balance in his deferred compensation account is paid to him, the vested balance is paid in a lump sum to a beneficiary named by him.

      The agreement provides that, if a change in control of the Company occurs, Mr. Moglia’s employment will automatically terminate and he will be entitled to the payments and benefits to which he would otherwise be entitled under the agreement had he continued in employment with the Company through both the initial and additional two-year terms. If, during the initial two-year term of the agreement, a change of control occurs, Mr. Moglia’s employment is terminated during that term by the Company without cause or if his employment is terminated during that term under circumstances that constitute a constructive dismissal, he will be awarded stock options that would have been awarded to him at the beginning of the additional two-year term, except that the options will be granted as of the date of the change of control or termination date, as applicable, with an exercise price equal to 80 percent of the fair market value of a share of Common Stock on the date of grant. The agreement contains covenants by Mr. Moglia not to compete with the Company during the term of employment and for a specified period after the term. He is generally entitled to receive noncompetition payments during the period subsequent to his termination in which the covenant not to compete is in effect.

      The Company and Mr. Moglia entered into an addendum to the employment agreement as of March 30, 2002. Under the addendum, the Company and Mr. Moglia agreed that the merger with Datek would not constitute a change in control for the purpose of the employment agreement and Mr. Moglia waived the provisions of the agreement that would have been triggered by the merger. The Company and Mr. Moglia further agreed that if the Company terminates Mr. Moglia’s employment within two years after the completion of the merger for any reason other than cause, Mr. Moglia will be entitled to the payments and benefits to which he would otherwise be entitled under the agreement had he continued in the employ of the Company until the fourth anniversary of the effective date of the employment agreement and he will be entitled to the noncompetition payments. In addition, if the Company terminates Mr. Moglia’s employment before March 1, 2003, for any reason other than cause, Mr. Moglia will be entitled to the accelerated options, except that the grant date for the options will be the date of the termination with an exercise price equal to 80 percent of the fair market value of a share of Common Stock on the date of grant, and his account under the deferred compensation plan will become fully vested as of the termination date.

      Under an agreement between the Company and Mr. Moglia, dated September 13, 2001, the Company is required to lend Mr. Moglia the Medicare tax amounts due from time to time resulting from his vesting in benefits under the deferred compensation plan. Mr. Moglia is required to repay the loan, which does not bear interest, at the time of termination of his employment. The Company may set off the amount of the loan against the amount that would otherwise be payable to Mr. Moglia under the deferred compensation plan. For periods prior to the termination of his employment, the Company will reimburse Mr. Moglia annually for all taxes imposed on the interest imputed to Mr. Moglia.

      J. Joe Ricketts, Chairman and Founder. Mr. Ricketts’ employment agreement was entered into as of October 1, 2001 and has a seven-year term. Either party may terminate the agreement with or without cause. The agreement provides for the payment of a base salary of not less than $650,000 per year, an annual bonus with a target level for each of fiscal years 2002 and 2003 of not less than 75% of his base salary, grants of stock options pursuant to the Company’s long term incentive plan with a target award value for each of fiscal years 2002 and 2003 of not less than $1,200,000, employee assistance program payments and tax payments, fully equipped home offices, participation in employee benefits plans and programs maintained by the Company, and reimbursement for reasonable fees and expenses for legal, tax, accounting, financial and estate planning counseling and services and some insurance coverages. If the agreement is terminated due to Mr. Ricketts’ disability, Mr. Ricketts is entitled to payment of 50% of his base salary plus benefits until the earlier of the end of the agreement term or the fifth anniversary of the date of the disability. If Mr. Ricketts is discharged from employment by the Company without cause or terminates his employment following specified breaches of the agreement by the Company, he will be entitled to receive payments of his base salary, bonus, option awards and continuing benefits for the remainder of the agreement term; provided, that in no event will his payments under these circumstances be less than the sum of three times (1) his base salary, determined as of October 1, 2001, and (2) his annual cash bonus payable for 2002. If a termination described in the preceding sentence occurs, Mr. Ricketts will also be entitled to recover damages he incurs as a result of his inability to exercise his outstanding stock options. The agreement contains covenants by Mr. Ricketts not to compete with the Company during the term of the agreement and for a specified period after the term.

      Vincent Passione, President, Institutional Client Division. Mr. Passione’s employment agreement was entered into as of February 1, 2002 and has a term ending on June 30, 2003 with provisions for renewal for an additional twelve months. The agreement provides for the payment of a base salary of $350,000, an annual bonus with a target of 100% of his base salary, grants of stock options pursuant to the Company’s long-term incentive plan, benefits pursuant to a deferred compensation plan and participation in other employee benefits under the various benefit plans and programs maintained by the Company. The agreement provides that it may be terminated by either party at any time. If Mr. Passione’s employment is terminated by the Company for any reason other than cause or if he terminates his employment for good reason, Mr. Passione is entitled to receive continued payments of his base salary for a period of one year after termination or until the end of the term of the agreement, whichever is longer. Mr. Passione will also receive the amount of annual target bonus to which he was entitled for the year in which the termination occurs and he will be provided with continuing medical coverage, subject to limitations, for the severance period at the Company’s cost. If, following a change in control, Mr. Passione’s employment is terminated by the Company without cause or his employment is terminated for good reason, he is entitled to be paid a lump sum equal to his salary and bonus as described above. The agreement contains covenants by Mr. Passione not to compete with the Company during the term of employment and for a specified period after the term. All severance benefits payable under the agreement are conditional on Mr. Passione’s execution of a release of claims and, if any payments under the agreement would subject Mr. Passione to an excise tax on parachute payments, the payments under the agreement will be reduced to the extent necessary to avoid the tax. On July 15, 2002, Mr. Passione entered into an employment agreement addendum with the Company, which specifies that the merger with Datek does not constitute a change in control for purposes of his employment agreement.

      John R. MacDonald, Executive Vice President, Chief Financial Officer and Treasurer. Mr. MacDonald’s employment agreement was entered into as of September 9, 2002 and has a three-year term. The agreement provides for the payment of a base salary of $350,000, an annual bonus target of 100% of his base salary, grants of stock options pursuant to the Company’s long-term incentive plan, benefits pursuant to a deferred compensation plan and participation in other employee benefits under the various benefit plans and programs maintained by the Company. The agreement provides that it may be terminated by either party at any time and that if Mr. MacDonald is terminated by the Company for any reason other than cause or if he terminates his employment for good reason, he will be entitled to receive continued payments of his base salary for a period of one year after termination or until the end of the term of the agreement, whichever is longer. Mr. MacDonald will also receive the amount of annual target bonus to which he was entitled for the year in which the termination occurs and he will be provided with continuing medical coverage, subject to limitations, for the severance period at the Company’s cost. If, following a change in control, Mr. MacDonald’s employment is terminated by the Company without cause or his employment is terminated for good reason, he will be entitled to be paid a lump sum equal to his salary and bonus as described above. The agreement contains covenants by Mr. MacDonald not to compete with the Company during the term of employment and for a specified period after the term. All severance benefits payable under the agreement are conditional on Mr. MacDonald’s execution of a release of claims and, if any payments under the agreement would subject Mr. MacDonald to an excise tax on parachute payments, the payments under the agreement will be reduced to the extent necessary to avoid the tax.

      Phylis M. Esposito, Executive Vice President and Chief Strategy Officer. Ms. Esposito’s employment agreement was entered into as of February 1, 2002 and has a term ending on June 30, 2003 with provisions for renewal for an additional twelve months. The agreement provides for the payment of a base salary of $300,000, an annual bonus with a target of 100% of her base salary, grants of stock options pursuant to the Company’s long-term incentive plan, benefits pursuant to a deferred compensation plan and participation in other employee benefits under the various benefit plans and programs maintained by the Company. The agreement provides that it may be terminated by either party at any time. If Ms. Esposito is terminated by the Company for any reason other than cause or if she terminates her employment for good reason, Ms. Esposito is entitled to receive continued payments of her base salary for a period of one year after termination or until the end of the term of the agreement, whichever is longer. Ms. Esposito will also receive the amount of annual target bonus to which she was entitled for the year in which the termination occurs and she will be provided with continuing medical coverage, subject to limitations, for the severance period at the Company’s cost. If, following a change in control, Ms. Esposito’s employment is terminated by the Company without cause or her employment is terminated for good reason, she is entitled to be paid a lump sum equal to her salary and bonus as described above. The agreement contains covenants by Ms. Esposito not to compete with the Company during the term of employment and for a specified period after the term. All severance benefits payable under the agreement are conditional on Ms. Esposito’s execution of a release of claims and, if any payments under the agreement would subject Ms. Esposito to an excise tax on parachute payments, the payments under the agreement will be reduced to the extent necessary to avoid the tax. On June 25, 2002, Ms. Esposito entered into an employment agreement addendum with the Company, which specifies that the merger with Datek does not constitute a change in control for purposes of her employment agreement.

Report of the Compensation Committee on Executive Compensation

      This report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the “1934 Act”) and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 (the “1933 Act”) or the 1934 Act.

      The Compensation Committee (the “Committee”) of the Board of Directors establishes and administers the Company’s executive compensation programs. The Committee is currently composed of three non-employee directors of the Board, Messrs. Hutchins, Mitchell and Pagliuca. No member of the Committee during fiscal year 2002 was an employee of the Company or any of its subsidiaries. Each member qualifies as a “non-employee director” under rule 16b-3 of the Securities Exchange Act of 1934 and as an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Compensation Philosophy and Policy Overview

      The Committee’s purpose is to develop and maintain compensation programs and policies reflective of the Company’s strategy to provide strong performance incentive for achieving goals to maximize stockholder value. To accomplish this, the Committee constructs compensation determinations based upon the following goals:

1. Align executive compensation with stockholder interests; and

2. Attract, retain and motivate an effective executive team.

      The Company’s executive officers’ base salaries are determined by comparing individual responsibilities with industry survey data and responsibilities of the other Company executive officers. In addition, a target annual incentive bonus award is based on a percentage of salary and long-term incentive awards are based on a factor of salary. Both the incentive bonus and long-term incentives are at-risk pay, which serves to motivate the executive to perform, and comprises a large portion of total executive compensation. The Committee has utilized the services of an external executive compensation consultant to provide the utmost objective and competitive data to ensure stockholder-beneficial decision making consistent with the Company’s compensation goals.

      The Committee and the Company strongly believe in executive ownership of Company stock. This benefits stockholders by meaningfully aligning executive goals and decision-making to stockholder needs. Executives are required to adhere to equity ownership guidelines that require a specific percentage of stock ownership, ranging from 100 to 500 percent of annual base salary, depending on executive level.

Fiscal Year 2002 Results

      Under Mr. Moglia’s leadership and the performance of the Executive Management Team, the Company:

•	Reported record net income from ongoing operations of $26.2 million, or $0.12 per share;

•	Added 284,000 new accounts opened and funded at an average cost per account of $215;

•	Reduced its debt-to-equity ratio to four percent as of September 27, 2002;

•	Increased operating margin 34 percent by controlling costs;

•	Completed the acquisition of National Discount Brokers Corporation;

•	Merged with Datek to become the leading brokerage firm in terms of number of online equity trades; and

•	Initiated a stock repurchase program.

Base Salaries

      In order to remain competitive with the market, the Committee reviews executive salaries at least annually. Comparably sized general industry, technology and financial services competitors are selected for analysis and comparison. Executive officer salary adjustments are determined by objective and subjective evaluation of individual performance and by comparison with market data of external comparable positions, internal comparison, and applicable terms of existing employment agreements.

Annual Incentive Bonuses

      Annual incentive bonuses are designed to promote strong Company performance and achievement of the Company’s initiatives. Target incentive percentages are set at the beginning of the fiscal year and payout is earned according to achievement of Company goals. The Company’s executive officers participate in the 2002 Management Incentive Plan. This plan is based on the achievement of key corporate performance metrics and is intended to be qualified under Section 162(m) of the Code in order to maximize tax deductibility for the Company, while providing strong incentive for goal achievement at the highest levels of the organization. For fiscal year 2002, 100 percent of annual incentive was based upon corporate performance.

      Executives were able to defer all or part of annual incentive bonuses under a deferred compensation program in the form of Company stock.

Long-Term Incentives

      The Company strongly supports stock ownership at all levels and maintains a broad based and executive stock option program. Long-term incentives are awarded to foster forward-looking motivation and long-term growth for stockholders.

      Annual executive stock option awards were determined based on the Company’s total stockholder return. This measurement compares Company stock performance with the stock performance of a peer group. The Company’s relative performance against the peer group is applied to the target award level per individual executive.

      The Committee also considers the award of stock options in specific cases based on individual performance or for purposes of retaining and attracting key executives.

      Although the long-term incentive plan also permits the award of stock appreciation rights, stock awards (including restricted stock) and performance units, no such awards have been made under the program. The Company granted replacement stock appreciation rights in fiscal 2002 to former Datek employees in connection with the Datek merger.

Deductibility of Compensation

      Section 162(m) of the Code limits the Company’s deduction for compensation paid to the executive officers named in the Summary Compensation Table to $1 million unless certain requirements are met. The policy of the Compensation Committee with respect to Section 162(m) is to establish and maintain a compensation program that will optimize the deductibility of compensation. However, the Committee must exercise its right to use judgment, where merited by the need to respond to changing business conditions or by an executive officer’s individual performance, to authorize compensation, which may not, in a specific case, be fully deductible by the Company. For fiscal year 2002, the only executive officers to exceed $1 million in compensation for Section 162(m) purposes were Mr. J. Joe Ricketts and Mr. Moglia, due to Mr. Ricketts’ bonus paid for the successful expansion of the retail brokerage conducted by the Company and the provisions of Mr. Moglia’s employment agreement. The Committee has reviewed these arrangements and the related Section 162(m) issues and given its approval.

Chief Executive Officer Compensation

      In fiscal year 2002, Mr. Moglia served in the capacity of Chief Executive Officer. The determination of the Chief Executive Officer’s salary, annual incentive, and grants of stock options followed the philosophy and policies set forth above for all other executive compensation, subject to any individual terms in the executive’s employment agreement.

      Given the fiscal year results described above and Mr. Moglia’s focus on increasing stockholder value and commitment to sustained profitability, Mr. Moglia is a valuable asset to the Company. Mr. Moglia’s vision, leadership and reputation are important to the Company. His departure would negatively affect stockholder value and his compensation has been designed to reflect this.

Glenn Hutchins
Mark L. Mitchell
Stephen G. Pagliuca

Compensation Committee Interlocks and Insider Participation

      During fiscal 2002, there were no Compensation Committee interlocks and no insider participation in Compensation Committee decisions that were required to be reported under the rules and regulations of the 1934 Act.

Performance Graph

      The Company performance information is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the 1934 Act and the Company performance information shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the 1933 Act or the 1934 Act.

      The following graph and table set forth information comparing the cumulative total return from a $100 investment in the Company, a broad-based stock index and the stocks making up an industry peer group on September 26, 1997 through the end of the Company’s most recent fiscal year.

	Period Ending

Index	9/26/97	9/25/98	9/24/99	9/29/00	9/28/01	9/27/02

Ameritrade Holding Corporation	100.00	139.81	841.75	827.18	186.87	181.75
S&P 500	100.00	112.48	139.47	159.35	116.81	94.21
Peer Group	100.00	103.53	277.10	379.40	124.90	98.77

The Peer Group is comprised of the following companies whose primary business is online brokerage:

The Charles Schwab Corporation
E*TRADE Group, Inc.
CSFBdirect(1)
TD Waterhouse Group, Inc.(2)

(1)	Included in peer group until August 21, 2001, when the stock was acquired by Credit Suisse First Boston, Inc.

(2)	Included in peer group until November 26, 2001, when the stock was acquired by The Toronto-Dominion Bank.

Certain Relationships and Related Transactions

      On September 6, 2001, the Company acquired from National Discount Brokers Group, Inc. (“NDB Group”) all the outstanding stock of National Discount Brokers Corporation (“NDB”). Pursuant to the terms of the purchase agreement dated July 30, 2001, between the Company and NDB Group (the “Purchase Agreement”), the Company paid aggregate consideration of $154 million, consisting of 26,027,282 shares of its Common Stock issued to BT Investment Partners Inc., an affiliate of NDB Group and a subsidiary of

Taunus Corporation (“Taunus”), a wholly owned subsidiary of Deutsche Bank AG, and $20,000 in cash paid to NDB Group. Taunus, primarily through its ownership of BT Investment Partners Inc., currently owns approximately 5.3% of the Company’s Common Stock.

      The Company entered into certain agreements with affiliates of Taunus prior to Taunus becoming a beneficial owner of greater than 5% of the Company’s Common Stock. In April 2001, the Company entered into an agreement with Deutsche Banc Alex. Brown Inc. (“DB Alex. Brown”), an affiliate of Taunus, to provide financial advisory and investment banking services. The Company paid a one-time retainer fee of $150,000 to DB Alex. Brown. Under the agreement, the Company will pay additional fees if a merger with or acquisition of another company is completed, based on the amount of consideration paid, or if DB Alex. Brown renders a fairness opinion. In fiscal 2002, the Company paid fees of approximately $6.7 million to DB Alex. Brown in connection with the Datek merger and $0.5 million in connection with the acquisition of TradeCast Inc. In July 2001, the Company entered into an equity index swap arrangement with Deutsche Bank AG for the purpose of hedging the Company’s obligation under its deferred compensation plan for its Chief Executive Officer. The Company paid interest and fees to Deutsche Bank AG of $0.7 million related to this arrangement. The swap arrangement was assigned from Deutsche Bank AG to an unaffiliated counterparty in November 2001.

      In October 2001, the Company entered into an agreement with NDB Group, which in part amended the Purchase Agreement, relating to the occupancy and surrender of certain premises by NDB. The agreement provided, among other things, that NDB Group would purchase from the Company certain furniture, fixtures and building equipment for a price of $0.5 million. NDB Group completed the purchase in December 2001.

      During fiscal 2002, the Company executed a portion of its clients’ securities transactions through subsidiaries of Taunus. Revenues earned by the Company related to such transactions totaled $0.2 million.

      On September 9, 2002, the Company’s Board of Directors authorized a program to repurchase up to 40 million shares of Company Common Stock from time to time over a two-year period beginning September 19, 2002. The Company has utilized Deutsche Bank Securities Inc., an affiliate of Taunus, to implement the repurchase program. Through September 27, 2002, the Company repurchased approximately 1.2 million shares at a cost of approximately $4.8 million, including commissions, through Deutsche Bank Securities Inc.

      The Company believes that its transactions with affiliates of Taunus have been negotiated on an arms-length basis and have been entered into on terms no more or less favorable than those available in similar transactions with other unaffiliated third parties.

      Gartner, Inc. provided professional consulting services to the Company under a two-year contract with an original term from October 2000 through October 2002. The Company renewed the contract for another two years in October 2002. The Company pays $105,000 in professional fees to Gartner, Inc. annually under the contract. Michael D. Fleisher, a Director of the Company, is Chairman and Chief Executive Officer of Gartner, Inc. Glenn H. Hutchins and Stephen G. Pagliuca, Directors of the Company, are directors of Gartner, Inc.

      Certain Directors and executive officers, and members of their immediate families, maintain margin trading accounts with the Company. Margin loans to these individuals were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF AUDITOR

      Deloitte & Touche LLP, which has been the independent auditor for the Company since 1975, has been appointed by the Audit Committee as auditor for the Company and its subsidiaries for the fiscal year ending

September 26, 2003. This appointment is being presented to the stockholders for ratification. The ratification of the appointment of the independent auditor requires the affirmative vote of the holders of a majority of the total shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting; provided that a quorum of at least a majority of the outstanding shares are represented at the meeting. Abstentions will have the same effect as a vote against ratification. Broker non-votes will not be considered shares entitled to vote with respect to ratification of the appointment and will not be counted as votes for or against the ratification. Proxies submitted pursuant to this solicitation will be voted for the ratification of Deloitte & Touche LLP as the Company’s auditors for the fiscal year ending September 26, 2003, unless specified otherwise.

      THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S AUDITOR FOR THE FISCAL YEAR ENDING SEPTEMBER 26, 2003.

      Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders.

Audit and All Other Fees

      Audit Fees. Fees for the annual audit for the fiscal year ended September 27, 2002 were $420,100. Annual audit fees relate to services rendered in connection with the audit of the Company’s consolidated financial statements and the quarterly reviews of financial statements included in the Company’s Forms 10-Q.

      Financial Information Systems Design and Implementation Fees. There were no fees for financial information systems design and implementation during the last fiscal year.

      All Other Fees. All other fees were $861,681, including audit-related services of $391,628 and non-audit related services of $470,053. Audit related services include fees for SEC registration statement services, benefit plan audits, consultation on accounting standards or transactions, statutory audits, and business acquisitions. Non-audit related services were primarily tax services. The Audit Committee considers whether the provision of these services is compatible with maintaining the auditor’s independence, and has determined such services for fiscal 2002 were compatible.

      We have been advised by Deloitte & Touche LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

Report of the Audit Committee

      The following report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the 1934 Act and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the 1933 Act or the 1934 Act.

      The Audit Committee evidenced its completion of and compliance with the duties and responsibilities set forth in the adopted Audit Committee Charter (attached hereto as Appendix A) through a formal written report dated and executed as of December 11, 2002. The report will be submitted to the Board of Directors of the Company at the February 12, 2003 Board meeting. A copy of that report is set forth below.

December 11, 2002

The Board of Directors

Ameritrade Holding Corporation

Fellow Directors:

The primary purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Corporation’s financial reporting process. The Audit Committee conducted its oversight activities for Ameritrade Holding Corporation and subsidiaries (“Ameritrade”) in accordance with the duties and responsibilities outlined in the audit committee charter included as Appendix A to this proxy statement. The Audit Committee annually reviews the NASD standard of independence for audit committees and its most recent review determined that the committee meets that standard.

Ameritrade management is responsible for the preparation, consistency, integrity and fair presentation of the financial statements, accounting and financial reporting principles, systems of internal control, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. The Corporation’s independent auditors, Deloitte & Touche LLP, are responsible for performing an independent audit of the financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the Unites States of America.

The Audit Committee, with the assistance and support of the Corporate Audit Department and management of Ameritrade Holding Corporation, has fulfilled its objectives, duties and responsibilities as stipulated in the audit committee charter and has provided adequate and appropriate independent oversight and monitoring of Ameritrade’s systems of internal control for the fiscal year ended September 27, 2002.

These activities included, but were not limited to, the following significant accomplishments during the fiscal year ended September 27, 2002:

•	Reviewed and discussed the audited financial statements with management and the external auditors.

•	Discussed with the external auditors the matters requiring discussion by Statement on Auditing Standards No. 61, including matters related to the conduct of the audit of the financial statements.

•	Received written disclosures and letter from the external auditors required by Independence Standards Board Standard No. 1, and discussed with the auditors their independence.

In reliance on the Committee’s review and discussions of the matters referred to above, the Audit Committee recommends the audited financial statements be included in Ameritrade’s Annual Report on Form 10-K for the fiscal year ended September 27, 2002, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Ameritrade Holding Corporation Audit Committee

Michael D. Fleisher, Chairman

C. Kevin Landry
Mark L. Mitchell

PROPOSAL 3

AMENDMENT TO THE COMPANY’S 1996 DIRECTORS INCENTIVE PLAN

Introduction

      The stockholders are being requested to consider and approve an amendment and restatement of the Company’s 1996 Directors Incentive Plan, as previously amended and restated, to increase the maximum aggregate number of shares of the Common Stock reserved for issuance under the Plan from 960,000 to 1,460,000.

      The purposes of the Directors Plan are to attract and retain as non-employee Directors persons whose abilities, experience and judgment can contribute to the continued progress of the Company and its subsidiaries and to facilitate the Directors’ ability to acquire a proprietary interest in the Company.

      As of September 27, 2002, there were 139,455 shares available for future grants under the Directors Plan. The Board of Directors has proposed the amendments to the Directors Plan to ensure that a sufficient number of shares are available for future grants and awards under the Directors Plan.

      At September 27, 2002, the closing sale price per share of Common Stock was $3.90.

      The material features of the Directors Plan are outlined below. This summary of the Directors Plan is qualified in its entirety by reference to the Directors Plan, a copy of which is attached as Appendix B.

Plan Provisions

      The Directors Plan is administered by the Compensation Committee. Under the Directors Plan, non-employee Directors are granted various equity awards and may make elections with respect to the payment of their retainers and fees. Specifically, the Directors Plan provides that, upon a non-employee Director’s election to the Board for his first term, the Director will receive (a) a stock option to purchase such number of shares of the Company’s Common Stock as determined by the Chairman of the Board and approved by the Board and (b) an award of restricted stock, the fair market value of which is equal to approximately $20,000 or such other amount determined by the Board from time to time. Non-employee Directors may also be awarded stock options other than upon their initial election to the Board as determined from time to time by the Board. Awards made pursuant to the Directors Plan will generally vest in substantially equal annual installments over a period of three years, beginning with the first anniversary of the grant date. Options granted under the Directors Plan are nonqualified stock options, which are not intended to be “incentive stock options” as that term is described in Section 422(b) of the Code. The exercise price of options granted under the Directors Plan may not be less than the fair market value of a share of the Company’s Common Stock on the date of the grant of the option. The expiration date with respect to an award under the Directors Plan is the earlier of the ten-year anniversary of the date on which the award is granted or the one-year anniversary of the date on which the non-employee Director’s service as a director of the Company terminates for cause. Options are not exercisable after the expiration date. Restricted stock that is not vested on the expiration date is forfeited.

      Pursuant to the Directors Plan, non-employee Directors may elect whether to receive their retainers and other fees in cash or in shares of Common Stock and may elect to defer receipt of all or a portion of the retainer, meeting and Committee fees otherwise payable to the non-employee Director, including those amounts that would otherwise be payable to the non-employee Director in the form of Common Stock. Amounts deferred pursuant to a non-employee Director’s election are credited to a bookkeeping account, which consists of a “Cash Subaccount” reflecting amounts that would otherwise have been payable to the non-employee Director in cash and a “Stock Subaccount” reflecting amounts that would otherwise have been payable to the non-employee Director in Common Stock. As of the first day of each fiscal quarter, the Cash Subaccount is adjusted to reflect contributions and distributions during the preceding fiscal quarter and is credited with interest computed at the prime rate as reported by the Wall Street Journal for that date (or, if that day is not a business day, the next preceding business day). The Stock Subaccount is credited with “stock units” as of each day that a deferred amount would otherwise have been payable to the non-employee Director in Common Stock, is charged with stock units as of each day on which amounts are distributed from the Stock Subaccount and is credited with stock units as of each record date to reflect dividends paid on the Common Stock. For purposes of the adjustments to the Stock Subaccount, one stock unit corresponds to one share of the Common Stock.

      Deferred amounts are payable to non-employee Directors as of a distribution date elected by the non-employee Director at the time of the deferral. If no distribution date is specified, payments begin as of the first business day of January of the year following the date on which the non-employee Director ceases to be a Director of the Company for any reason. Distributions of deferred amounts can be made in ten annual installments commencing on the distribution date elected. A non-employee Director may also elect to have payments in a lump sum or in any number of annual payments not exceeding ten. If a non-employee Director dies prior to the full payment of his deferral account, the balance will be paid in a lump sum to a beneficiary designated by the non-employee Director. The Compensation Committee may also distribute the full balance of a non-employee Director’s deferral account in a lump sum at any time.

Federal Income Tax Consequences

      The following summary generally describes the federal income tax consequences to participants and the Company of options granted under the Directors Plan and is based on current laws and regulations. The summary is general in nature and is not intended to cover all tax consequences that could apply to a particular participant or the Company.

      No federal taxable income is recognized by a Directors Plan participant upon the grant of a nonqualified stock option. A holder of a nonqualified option will, however, recognize ordinary income in the year in which the option is exercised in the amount by which the fair market value of the purchased shares on the date of exercise exceeds the option exercise price. Additionally, any appreciation in the value of the purchased shares after the date of exercise will be taxed as capital gains when such stock is ultimately sold. The Company is generally entitled to a deduction at the time such option is exercised equal in amount to the ordinary income recognized by the participant.

      If the option exercise price under any nonqualified stock option is paid for by surrendering shares of Common Stock previously acquired, then the participant will recognize ordinary income on the exercise as described above (any shares acquired under the option in excess of the number of shares surrendered being treated as having been acquired without consideration), but will not recognize any taxable gain or loss on the difference between the participant’s basis in the surrendered shares and their current fair market value. For federal income tax purposes, newly acquired shares equal to the number of shares surrendered will have the same basis and holding period as the surrendered shares. Any additional newly acquired shares will have a basis equal to their fair market value at exercise and their holding period will begin at the date of exercise as described above.

Interest of Certain Persons in Matters to be Acted Upon

      Each of the non-employee Directors of the Company has a direct interest in the approval of the Directors Plan, which will make additional shares of Common Stock available to non-employee Directors.

Plan Benefits

      The following table sets forth grants of options and stock awards made under the Directors Plan during the fiscal year ended September 27, 2002.

HISTORICAL PLAN BENEFITS

Number of Shares
Awarded and
Underlying
Options
Name and Position	Dollar Value ($)(1)	Granted (#)

All current executive officers, as a group	—	—
All current directors who are not executive officers, as a group	$163,200	156,000
All employees who are not current executive officers, as a group	—	—

(1)	Based on the market price of $3.90 per share, which was the closing price per share of the Company’s Common Stock on the Nasdaq National Market on the last day of fiscal 2002, less the exercise price payable for such shares, if any.

      The Directors Plan was registered under the 1933 Act on Form S-8. Immediately following the Annual Meeting, the Company intends to amend the registration statement to include the additional shares issuable under the Directors Plan.

Information Regarding Plans And Other Arrangements Not Subject To Security Holder Action

      The following table summarizes, as of September 27, 2002, information about compensation plans under which equity securities of the Company are authorized for issuance:

			Number of Securities
	Number of Securities		Remaining Available
	to be Issued	Weighted-average	for Future Issuance
	upon Exercise of	Exercise Price of	Under Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(excluding securities
	Warrants and Rights	Warrants and Rights	reflected in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	30,466,438	$5.22	40,493,215 (1)
Individual equity compensation arrangements (aggregated)	1,005,794	$4.51	N/A

Total	31,472,232	$5.20	40,493,215

(1)	The Long-Term Incentive Plan and the Directors Plan authorize the issuance of shares of Common Stock as well as options. As of September 27, 2002, there were, in the aggregate, 11,256,804 shares remaining available for issuance pursuant to the Long-Term Incentive Plan and the Directors Plan.

      The table above includes the following options assumed in connection with the Company’s merger with Datek in fiscal 2002:

	Number of Securities
	to be Issued	Weighted-average
	Upon Exercise of	Exercise Price of
	Outstanding Options,	Outstanding Options,
	Warrants and Rights	Warrants and Rights
Plan Category	(a)	(b)

Equity compensation plans approved by security holders	22,001,346	$3.99
Individual equity compensation arrangements (aggregated)	1,005,794	$4.51

Total	23,007,140	$4.01

      The Company does not have any equity compensation plans that were not previously approved by stockholders. At September 27, 2002, the Company had in place individual compensation arrangements assumed in the Datek merger that were not approved by Datek’s stockholders as follows:

•	Moishe Zelcer, a former employee of Datek, has an option to purchase 532,542 shares of Company Common Stock under a stock option agreement dated December 30, 1999. This option is fully vested and exercisable at an exercise price of $4.51 per share. This option expires on December 29, 2009.

•	Stern Investment Management LLC, a New Jersey limited liability company leasing premises to Datek, has an option to purchase 355,028 shares of Company Common Stock under a non-qualified stock option agreement dated April 25, 2000. This option is fully vested and exercisable at an exercise price of $4.51 per share. This option expires on April 24, 2010.

•	TMP Worldwide Executive Search, a Delaware company that has provided executive search services to Datek, has an option to purchase 118,224 shares of Company Common Stock under a nonqualified stock option agreement dated April 17, 2000. This option is fully vested and exercisable at an exercise price of $4.51 per share. This option expires on April 17, 2010.

Board Recommendation and Required Vote

      Approval of the amendment to the Directors Plan requires the affirmative vote of the holders of a majority of the total shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereat, provided that a quorum is present. Abstentions will have the same effect as a vote against approval. Broker non-votes will not be considered shares entitled to vote with respect to approval of the amendment and will not be counted as votes for or against approval. Proxies submitted pursuant to this solicitation will be voted for the approval of the Directors Plan amendment unless otherwise specified.

      THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE AMERITRADE HOLDING CORPORATION 1996 DIRECTORS INCENTIVE PLAN, AS AMENDED AND RESTATED.

SUBMISSION OF STOCKHOLDER PROPOSALS

      In order to be included in the Company’s Proxy Statement relating to its next annual meeting, stockholder proposals must be received by the Company no later than September 12, 2003 by the Secretary of the Company at the Company’s principal executive offices. Pursuant to the Company’s Bylaws, stockholders who intend to present an item for business at the next annual meeting (other than a proposal submitted for inclusion in the Company’s proxy materials) must provide notice to the Secretary no earlier than October 15, 2003 and no later than November 14, 2003. Stockholder proposals must set forth (1) a brief description of the business desired to be brought before the annual meeting and the reason for conducting such business at the annual meeting, (2) the name and address of the stockholder proposing such business, (3) the class and number of shares of the Common Stock beneficially owned by such stockholder and (4) any material interest of such stockholder in such business. The inclusion of any such proposal in such proxy material shall be subject to the requirements of the proxy rules adopted under the 1934 Act. The proxy solicited by the Board of Directors relating to the Company’s next annual meeting will confer discretionary authority to vote on a stockholder proposal if the Secretary of the Company receives notice of that proposal after September 12, 2003.

OTHER MATTERS

      Management does not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders and it does not know of any business which persons, other than the management, intend to present at the meeting. Should any other matters requiring a vote of the stockholders arise, the proxies in the enclosed form confer discretionary authority on the Board of Directors to vote on any other matter proposed by stockholders in accordance with their best judgment. Votes against proposals or abstentions from voting on proposals will not be used to adjourn or postpone the Annual Meeting.

      The Company will bear the cost of soliciting proxies. To the extent necessary, proxies may be solicited by Directors, officers and employees of the Company in person, by telephone or through other forms of communication, but such persons will not receive any additional compensation for such solicitation. The Company will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company’s shares. In addition to solicitation by mail, the Company has made these materials available via the Internet at www.amtd.com. The Company will supply banks, brokers, dealers and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such materials by mail to each beneficial owner of shares of the Common Stock which they hold of record and will, upon request, reimburse them for their reasonable expenses in so doing.

By Order of the Board of Directors

J. Peter Ricketts, Secretary

Omaha, Nebraska

January 10, 2003

APPENDIX A

AMERITRADE HOLDING CORPORATION

Audit Committee Charter
September 5, 2002

Introduction

      Primary responsibility for Ameritrade Holding Corporation (the “Corporation”) accounting and financial reporting lies with senior management, with oversight by the Board of Directors. To help the Board of Directors carry out this oversight responsibility, an Audit Committee (the “Committee”) has been established.

      The Committee will be comprised entirely of independent directors as defined under applicable statutes, rules and regulations. These independent directors must have broker/dealer or financial or management expertise, and at least one must be a financial expert as defined under applicable statutes, rules and regulations. The Committee has oversight responsibility of the Corporation’s Audit Department and, in such capacity, the Chairman of the Committee (who shall be appointed by the Chairman of the Board of Directors) will maintain direct access and communications with the Managing Director — Corporate Audit.

      The Committee is authorized to engage independent legal counsel and other advisers as the Committee determines necessary to carry out its responsibilities. The Committee will be provided with appropriate funding by the Corporation as the Committee determines necessary to carry out its responsibilities, including the compensation of the public accounting firm (“PA”) employed by the Corporation to provide auditing services, render an audit report and perform related work and such advisers as the Committee may engage from time to time.

      The Committee will meet on at least a quarterly basis and will hold special meetings as circumstances require.

      The responsibilities of the Committee shall be in the following areas:

1. Oversee the Corporation’s internal accounting and operational controls, including assessment of strategic, financial, operational and compliance risk management.

2. Appoint the PA, determine its compensation, oversee its work and assess its performance on an ongoing basis. Review appointment of the Managing Director — Corporate Audit and assess his or her performance on an ongoing basis.

3. Review the Corporation’s financial statements, review the PA’s audit findings, review Corporate Audit’s audit findings, and oversee the financial and regulatory reporting processes.

4. Perform other oversight functions as requested by the Board of Directors.

5. Report activities performed to the Board of Directors.

Responsibilities

1.	Oversee the Corporation’s Internal Accounting and Operational Controls, Including Assessment of Strategic, Financial, Operational and Compliance Risk Management.

A.	The Committee will instruct management to establish and maintain an adequate internal control structure and procedures for accounting and financial reporting, and to assess the effectiveness of the internal control structure and procedures for financial reporting. The Committee will instruct management to evaluate the system of internal controls on at least a quarterly basis. The Committee will review reports from management prepared quarterly concerning the effectiveness of internal controls, all significant deficiencies in the design or operation of internal controls, any material weaknesses in internal controls, any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation’s internal controls, and any significant changes in internal controls or other factors that could affect internal controls subsequent to management’s evaluation, including any corrective actions regarding significant deficiencies and material weaknesses.

B.	The Committee will instruct the Managing Director — Corporate Audit to advise the Committee and the PA, and will instruct the PA to advise the Committee, if there are any areas that require special attention, including any significant deficiencies in the design or operation of the system of internal controls, any material weaknesses in the internal controls, any fraud, whether or not material, involving management or employees who have a significant role in internal controls, any significant changes in internal controls or other factors that could affect internal controls subsequent to management’s evaluation, including any corrective actions regarding significant or any illegal acts by the Corporation, management or employees.

C.	The Committee will meet privately with the Managing Director — Corporate Audit and the PA to review their findings and management’s plans to ensure internal control recommendations made by internal and external auditors have been appropriately implemented by management.

D.	The Committee will review the assessment of risks as described in the Audit Risk Assessment and supporting Annual Audit Plan.

E.	The Committee will review with the Managing Director — Corporate Audit and the PA their integrated Annual Audit Plan, including the degree of coordination and integration between the respective parties. The Committee will inquire as to the extent to which the planned audit scope can be relied upon to detect fraud, non-compliance with State and Federal laws and regulations, non-compliance with SEC and NASD guidelines, or weaknesses in internal accounting and operational controls.

F.	The Committee will discuss with the Managing Director — Corporate Audit and the PA what steps are planned for providing an assessment of strategic, financial, operational and compliance risk management, as well as financial and regulatory reporting.

G.	The Committee will discuss with the Managing Director — Corporate Audit and the PA what steps are planned for a review of the Corporation’s information technology procedures and controls, including computer systems and applications, the security of such systems and applications, the contingency plan for processing data in the event of a systems breakdown, as well as the specific programs to protect against computer fraud or misuse from both within and outside the Corporation.

H.	The Committee will discuss with the Managing Director — Corporate Audit and the PA what steps are planned for review of in-house policies and procedures, and compliance with such policies and procedures, for compliance with regulatory capital requirements and related dividend restrictions, for compliance with the Conflict of Interest and Code of Conduct policies, for compliance with officer travel and entertainment policies, and for compliance with Insider Trading policies by directors, officers and stockholders. The Committee will inquire as to the result of these reviews, and, if appropriate, review a summary of the exceptions identified for the period under review.

I.	The Committee will instruct the Managing Director — Corporate Audit and the PA to advise the Committee when the Corporation seeks a second opinion on a significant accounting issue.

J.	The Committee will meet with the Corporation’s in-house General Counsel and the Corporation’s Director of Risk Management to discuss the Corporation’s risk management policies, procedures and insurance coverage, including director and officer liability, property and casualty loss, errors and omissions, and surety bonds.

2.	Appoint the PA, Determine its Compensation, Oversee its Work and Assess its Performance on an Ongoing Basis. Review Appointment of Managing Director — Corporate Audit, and Assess His or Her Performance on an Ongoing Basis.

A.	The Committee will appoint the PA of the Corporation, will determine the fees paid to the PA and will oversee the work and assess the performance of the PA. The Committee will obtain assessments of the performance of the PA from the Managing Director — Corporate Audit and other appropriate management representatives. Based upon the evaluation of the PA’s performance, the Committee will determine whether to retain or replace the PA.

B.	The Committee will instruct the PA to report directly to the Committee.

C.	The Committee will inquire as to the extent to which auditors other than the principal auditors are to be used and understand the rationale for using them. The Committee will request that the work of all auditors be coordinated and the Committee and the Managing Director — Corporate Audit will each perform an appropriate review of their work.

D.	The Committee will discuss with the PA its independence. The Committee will ensure the PA complies with Independence Standard No. 1 and provides to the Committee the disclosures and letter required by such standard. The Committee will be responsible for reviewing any disclosed relationships that may impact the objectivity and independence of the PA. The Committee will be responsible for undertaking appropriate action, if necessary, in response to the PA’s report to satisfy itself of the PA’s independence. The Committee will also review management’s evaluation of the factors related to the independence of the PA.

E.	The Committee will discuss with the PA the matters required to be discussed by SAS 61.

F.	The Committee will review management’s plans for engaging the PA to perform all audit and non-audit services during the year. The engagement of the PA to perform any audit or non-audit services will be subject to the prior approval of the Committee. The Committee will take appropriate actions to ensure that the PA has not been engaged to perform any non-audit services that are prohibited under applicable statutes, rules and regulations. The Committee may delegate to one or more of its members the authority to grant the pre-approval of services, so long as any such approvals are presented to the Committee at its next meeting.

G.	The Committee will review the appointment and any dismissal of the Managing Director — Corporate Audit. The Committee will annually review and approve the performance evaluation of the Managing Director — Corporate Audit after consulting with the Chairman, Chief Executive Officer and the Executive Management Team.

3.	Review the Corporation’s Financial Statements, Review the PA’s Audit Findings, Review Corporate Audit’s Audit Findings, and Oversee the Financial and Regulatory Reporting Processes.

A.	The Committee will review and discuss the Corporation’s annual and quarterly financial statements with management in conjunction with the Corporation filing its periodic reports containing such financial statements with the SEC.

B.	The Committee will obtain from management explanations for all significant variances in the financial statements between periods. The Committee will consider whether the data is consistent with the Management’s Discussion and Analysis section of the Annual Report and periodic reports.

C.	The Committee will exercise oversight of the quarterly reporting process prior to the release of quarterly earnings and filing of periodic reports.

D.	The Committee will inquire from management and the PA as to, and request an explanation of, any changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, Securities and Exchange Commission, NASD or other governing bodies and self-regulatory organizations that have an effect on, or oversight of, the financial statements of the Corporation.

E.	The Committee will inquire about the existence and substance of any significant accounting accruals, reserves or estimates made by management that had a material impact on the financial statements.

F.	The Committee will meet regularly with the Corporation’s in-house legal counsel, and outside counsel, when appropriate, to discuss legal matters that may have a significant impact on the financial statements and on risk management.

G.	The Committee will review the significant reports to management prepared by the internal auditing department and management’s responses.

H.	The Committee will review the reports to the Committee prepared by the PA regarding critical accounting policies and practices, alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, the treatment preferred by the PA, and other material written communications between the PA and management.

I.	The Committee will meet privately with the PA to request its opinion of various matters, including the quality of financial and accounting personnel and the internal audit staff.

J.	The Committee will meet privately with the PA to determine what the PA’s greatest concerns are and if any matters should be discussed with the Committee that have not been raised or covered elsewhere.

K.	The Committee will review the letter(s) of management representations given to the PA and inquire whether the PA encountered any difficulties in obtaining the letter(s) or any specific representations therein.

L.	The Committee will discuss with management and the PA the substance of any significant issues rose by in-house and outside counsel concerning litigation, contingencies, claims or assessments. The Committee will assess the adequacy of the disclosure of such matters in the Corporation’s financial statements and periodic reports.

M.	The Committee will establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters and for the confidential and anonymous submission, by employees of the Corporation, of concerns regarding questionable accounting or auditing matters.

N.	The Committee will review the determination by the Corporation’s Director of Corporate Tax of the status of the open years on federal and state income tax returns and whether there are any significant items that have been or might be challenged by the IRS or State(s), and review the status of the related tax reserves.

O.	The Committee will review the section of the annual Proxy Statement describing fees paid to the PA and determine whether the provision of services described in such section is compatible with maintaining the independence of the PA.

P.	The Committee will review with management and the PA the Corporation’s Annual Report and Reports on Form 10-K and Form 10-Q, including the Management’s Discussion and Analysis section of the reports.

Q.	The Committee will inquire of management and the PA if there were any significant financial reporting issues discussed during the accounting period reported. The Committee will instruct the PA to advise the Committee of any disagreements between the PA and the Corporation’s management regarding financial reporting issues. The Committee will resolve any such disagreements.

R.	The Committee will instruct the PA to communicate to the Committee any other known matters that require the attention of the Committee or the Board of Directors.

S.	The Committee will consider whether the PA should meet with the Board of Directors to discuss any matters relative to the financial statements and to answer any questions that other directors might have.

4.	Perform Other Oversight Functions as Requested by the Board of Directors.

A.	The committee will, if necessary, institute special investigations and, if appropriate, hire special counsel or experts to assist.

B.	The Committee will recommend to the Board of Directors that the audited financial statements be included in the Annual Report and Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

C.	The Committee will review and approve the report required by the Securities and Exchange Commission to be included in the Corporation’s annual Proxy Statement.

D.	The Committee will review any certifications made by management and required to be provided to the Securities and Exchange Commission under applicable rules and regulations.

5.	Report Activities Performed to the Board of Directors.

A.	The Committee will report its activities to the Board of Directors on a regular basis so that the Board is kept informed of its activities on a current basis.

B.	The Chairman of the Committee will describe the Committee’s significant activities during the year in a letter to the Board of Directors.

C.	The Committee will review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board of Directors for approval.

APPENDIX B

AMERITRADE HOLDING CORPORATION

1996 DIRECTORS INCENTIVE PLAN

(As Amended and Restated, Effective as of February 12, 2003)

AMERITRADE HOLDING CORPORATION

1996 DIRECTORS INCENTIVE PLAN

(As Amended and Restated, Effective as of February 12, 2003)

      1.     History and Purpose. Ameritrade Online Holdings Corp. (“Old Ameritrade”) established the Ameritrade Holding Corporation 1996 Directors Incentive Plan (the “Plan”) to attract and retain as non-employee directors persons whose abilities, experience and judgment can contribute to the continued progress of the company and its subsidiaries and to facilitate the directors’ ability to acquire a proprietary interest in the company. Old Ameritrade was known as Ameritrade Holding Corporation prior to the closing of the merger involving Old Ameritrade and Datek Online Holdings Corp. on September 9, 2002 (the “Merger”). As a result of the Merger, Old Ameritrade became a subsidiary of a newly formed corporation, Ameritrade Holding Corporation (“Ameritrade” or the “Company”) effective as of September 9, 2002 (the “Merger Closing Date”) and as of the Merger Closing Date Ameritrade assumed the Plan, and all outstanding obligations under the Plan. The following provisions constitute the amended and restated Plan.

      2.     Administration.

      2.1     Administration By Committee. The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”). Notwithstanding the foregoing, no member of the Committee shall act with respect to the administration of the Plan except to the extent consistent with the exempt status of the Plan under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (“Rule 16b-3”).

      2.2     Authority. Subject to the provisions of the Plan, the Committee shall have the authority to (a) interpret the Plan and to adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan, (b) correct any defect or omission and to reconcile any inconsistency in the Plan or in any payment made hereunder, and (c) make all other determinations and to take all other actions necessary or advisable for the implementation and administration of the Plan. The determination of the Committee on matters within its authority shall be conclusive and binding on the Company and all other persons.

      3.     Participation. Only Non-Employee Directors shall be eligible to participate in the Plan. As of any applicable date, a “Non-Employee Director” is a person who is serving as a director of the Company and who is not an employee of the Company or any subsidiary of the Company as of that date.

      4.     Definition of Fair Market Value. For purposes of the Plan, the “Fair Market Value” of a share of common stock of the Company (“Stock”) as of any date shall be the closing market composite price for such Stock as reported on NASDAQ on that date or, if Stock is not traded on that date, on the next preceding date on which Stock was traded.

      5.     Shares Subject to the Plan.

      5.1     Number of Shares Reserved. The shares of Stock with respect to which awards may be made under the Plan or which may be distributed pursuant to elections under Sections 9 or 10 of the Plan shall be shares currently authorized but unissued or currently held or subsequently acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions. Subject to the provisions of subsection 5.3, the number of shares of Stock which may be issued with respect to awards under the Plan or distributed pursuant to elections made in accordance with Section 9 or 10 of the Plan shall not exceed 1,460,000 shares in the aggregate.

      5.2     Reusage of Shares.

(a) In the event of the exercise or termination (by reason of forfeiture, expiration, cancellation, surrender or otherwise) of any award under the Plan, that number of shares of Stock that was subject to the award but not delivered shall again be available for awards under the Plan.

(b) In the event that shares of Stock are delivered under the Plan as a Stock Award (as defined in Section 7) and are thereafter forfeited or reacquired by the Company pursuant to rights reserved upon the award thereof, such forfeited or reacquired shares shall again be available for awards under the Plan.

(c) Notwithstanding the provisions of paragraphs (a) or (b), the following shares shall not be available for reissuance under the Plan: (i) shares with respect to which the Non-Employee Director has received the benefits of ownership (other than voting rights), either in the form of dividends or otherwise, and (ii) shares which are surrendered in payment of the Option Price (as defined in subsection 6.3) upon the exercise of an Option.

      5.3     Adjustments to Shares Reserved. In the event of any merger, consolidation, reorganization, recapitalization, spinoff, stock dividend, stock split, reverse stock split, exchange or other distribution with respect to shares of Stock or other change in the corporate structure or capitalization affecting the Stock, the type and number of shares of stock which are or may be subject to awards under the Plan and the terms of any outstanding awards (including the price at which shares of stock may be issued pursuant to an outstanding award) shall be equitably adjusted by the Committee, in its sole discretion, to preserve the value of benefits awarded or to be awarded to Non-Employee Directors under the Plan. In determining what adjustment, if any, is appropriate pursuant to the preceding sentence, the Committee may rely on the advice of such experts as they deem appropriate, including counsel, investment bankers and the accountants of the Company.

      6.     Options.

      6.1     Definitions. The grant of an “Option” under this Section 6 entitles the Non-Employee Director to purchase shares of Stock at the Option Price, subject to the terms of this Section 6. Options granted under this Section 6 shall be non-qualified stock options which are not intended to be “incentive stock options” as that term is described in section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

      6.2     Awards of Options. Each Non-Employee Director shall be awarded Options under this Section 6 in accordance with the following:

(a) Upon his election to the Board for his first term, each Non-Employee Director shall be awarded an Option to purchase such number of shares of Stock as determined by the Chairman of the Board; provided, however, that such award shall be approved by the Board.

(b) At such times as the Board shall determine, each Non-Employee Director shall be awarded an Option to purchase that number of shares of Stock determined by the Board and approved by the members of the Board other than those receiving the grant of an Option pursuant to this paragraph (b). In determining the number of shares of Stock subject to an Option under this paragraph (b), the Board may take into account such objective or subjective factors as it determines appropriate.

      6.3     Option Price. The price at which shares of Stock may be purchased upon the exercise of an Option (the “Option Price”) shall be not less than the greater of (i) the Fair Market Value of a share of Stock as of the date on which the Option is granted, or (ii) the par value of a share of Stock on such date.

      6.4     Exercise. Except as otherwise provided in the Plan, each Option granted to a Non-Employee Director under this Section 6 shall become exercisable in substantially equal annual installments over a period of three years, beginning with the first anniversary of the date of grant and no Option shall be exercisable after the Expiration Date (as defined in Section 8). Notwithstanding a Non-Employee Director’s termination of service as a director, Options shall continue to vest over a period of three years unless the Non-Employee Director terminates for cause. If a Non-Employee Director’s service as a director terminates for Cause, Options shall continue to vest over a period of one year following such termination of service. The full Option Price of each share of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise and, as soon as practicable thereafter, a certificate representing the shares so purchased shall be delivered to the person entitled thereto. The Option Price shall be payable in cash or in shares of Stock (valued at Fair Market Value as of the day of exercise), or in any combination thereof.

      7.     Stock Awards.

      7.1     Definition. Subject to the terms of this Section 7, a “Stock Award” under the Plan is a grant of shares of Stock to a Non-Employee Director, the vesting of which is subject to the conditions described in subsection 7.3. The period beginning on the date of the grant of a Stock Award and ending on the vesting or forfeiture of such Stock (as applicable) is referred to as the “Restricted Period”.

      7.2     Non-Discretionary Awards. Upon his election to the Board for his first term, each Non-Employee Director shall be awarded such number of shares of Stock pursuant to this Section 7 as determined by the Chairman of the Board; provided, however, that such award shall be approved by the Board; and provided further that, the Fair Market Value of the Stock awarded to a Non-Employee Director pursuant to this subsection 7.2 shall be approximately $20,000 or such other amount determined by the Board from time to time.

      7.3     Vesting. Except as otherwise provided in the Plan, the shares of Stock subject to an award under this Section 7 shall become vested in substantially equal annual installments over a period of three years, beginning with the first anniversary of the date of grant and all shares of Stock awarded pursuant to this Section 7 which are not vested on the Expiration Date shall be forfeited.

      7.4     Rights with Respect to Stock. Beginning on the date of the grant of shares of Stock comprising a Stock Award, and including any applicable Restricted Period, the Non-Employee Director, as owner of such shares, shall have the right to vote such shares; provided, however, that payment of dividends with respect to Stock Awards shall be subject to the following:

(a) On and after date that a Non-Employee Director has a fully earned and vested right to the shares comprising a Stock Award, and the shares have been distributed to the Non-Employee Director, the Non-Employee Director shall have all dividend rights (and other rights) of a stockholder with respect to such shares.

(b) Prior to the date that a Non-Employee Director has a fully earned and vested right to the shares comprising a Stock Award, the Committee, in its sole discretion, may award Dividend Rights (as defined below) with respect to such shares.

(c) On and after the date that a Non-Employee Director has a fully earned and vested right to the shares comprising a Stock Award, but before the shares have been distributed to the Non-Employee Director, the Non-Employee Director shall be entitled to Dividend Rights with respect to such shares, at the time and in the form determined by the Committee.

A “Dividend Right” with respect to shares comprising a Stock Award shall entitle the Non-Employee Director, as of each dividend payment date, to an amount equal to the dividends payable with respect to a share of Stock multiplied by the number of such shares. Dividend Rights shall be settled in the same form (either cash or in shares of Stock) as dividends paid to shareholders of the Company.

      8.     Expiration of Awards. The “Expiration Date” with respect to an award under the Plan means the earlier of the following dates:

(a) the ten-year anniversary of the date on which the award is granted; or

(b) the one-year anniversary of the date on which the Non-Employee Director’s service as a director of the Company terminates for cause.

      9.     Payment of Retainers; Elections.

      9.1     Payment of Retainer. Subject to the terms and conditions of the Plan, for each fiscal year of the Company (the “Award Year”), each individual who is a Non-Employee Director shall be paid a retainer in an amount determined from time to time by the Board (the “Retainer”) in accordance with and subject to the following:

(a) For each Award Year, a “Cash Retainer” shall be payable to each individual who is a Non-Employee Director as of the first day of the Award Year in an amount equal to one-half of the Retainer for the Award Year; and

(b) For each Award Year, a “Stock Retainer” shall be payable to each individual who is a Non-Employee Director as of the first day of the Award Year in an amount equal to one-half of the Retainer for the Award Year, which Stock Retainer shall be payable in shares of Stock having a Fair Market Value equal to the Stock Retainer, with the Fair Market Value of any fractional share payable in cash.

(c) Notwithstanding the foregoing, if a Non-Employee Director has met the specified requirements of the Ameritrade Holding Corporation Equity Ownership and Disposition Guidelines, the Non-Employee Director may elect to receive all or any portion of the Stock Retainer in cash. The portion of a Non-Employee Director’s retainer which is paid in cash pursuant to this paragraph (c) shall be treated as part of the Cash Retainer.

Notwithstanding the foregoing, (i) the Board, in its sole discretion, may determine that an Award Year of less than 12 months is appropriate, in which case, the amount of the Retainer and any other amounts payable to a Non-Employee Director for such Award Year to which any provision of the Plan applies shall be calculated and shall be payable as determined by the Board in its sole discretion, and (ii) in no event shall the Retainer for the Award Year commencing on September 28, 2002 (the “2003 Award Year”) be payable prior to October 11, 2002.

      9.2     Elections to Receive Stock. Subject to the terms and conditions of the Plan, each Non-Employee Director may elect to forego receipt of all or any portion of the Eligible Cash Payments (as defined below) payable to him in any Award Year beginning after the date of his election and instead to receive whole shares of Stock of equivalent value to the Eligible Cash Payments so foregone (determined in accordance with subsection 9.4). An election under this subsection 9.2 to have Eligible Cash Payments paid in shares of Stock shall be valid only if it is in writing, signed by the Non-Employee Director, and filed with the Committee in accordance with uniform and nondiscriminatory rules adopted by the Committee, including, but not limited to, rules required to cause the receipt of Stock pursuant to any such election to be exempt under Rule 16b-3. For purposes of the Plan, the term “Eligible Cash Payments” means the Cash Retainer and meeting fees and committee fees that would otherwise be payable to the Non-Employee Director by the Company in cash as established, from time to time, by the Board or any committee thereof. Notwithstanding the foregoing, in no event shall any Eligible Cash Payments for the 2003 Award Year be payable prior to October 11, 2002.

      9.3     Revocation of Election to Receive Stock. Once effective, an election pursuant to subsection 9.2 to receive Stock shall remain in effect for successive Award Years until it is revised or revoked. Any such revision or revocation shall be in writing, signed by the Non-Employee Director, shall be effective for the Award Year next following the date on which it is received by the Committee, or such later date specified in such notice, and shall be filed with the Committee in accordance with uniform and nondiscriminatory rules established by the Committee, including, but not limited to, rules required to cause the receipt of Stock (or the receipt of cash in lieu of Stock as previously elected) to be exempt under Rule 16b-3.

      9.4     Equivalent Amount of Stock. The number of whole shares of Stock to be distributed to any Non-Employee Director by reason of his election pursuant to subsection 9.2 to receive Stock in lieu of Eligible Cash Payments shall be equal to (rounded to the nearest whole number of shares):

(a) the amount of the Eligible Cash Payments which the Non-Employee Director has elected to have paid to him in shares of Stock;

           DIVIDED BY

(b) the Fair Market Value of a share of Stock as of the date on which such Eligible Cash Payments would otherwise have been payable to the Non-Employee Director; provided, however, that in the case of Eligible Cash Payments which were payable (i) for the 2003 Award Year to individuals who were Non-

Employee Directors as of the first day of the 2003 Award Year and (ii) on or prior to October 11, 2002, Fair Market Value under this paragraph (b) shall be determined as of October 1, 2002.

      10.     Deferred Compensation.

      10.1     Deferral of Compensation. Subject to the terms and conditions of the Plan, each Non-Employee Director, by filing a written “Deferral Election’ with the Committee in accordance with uniform and nondiscriminatory rules adopted by the Committee, may elect to defer the receipt of all or any portion of the Eligible Deferral Amounts (as defined below) otherwise payable to him on or after the Effective Date until a future date (the “Distribution Date’) specified by the Non-Employee Director in his Deferral Election as of which payment of his Deferred Compensation Account (as defined in subsection 10.2) shall commence in accordance with subsection 10.3. If no Distribution Date is specified in a Non-Employee Director’s Deferral Election, the Distribution Date shall be deemed to be the first business day in January of the year following the date on which the Non-Employee Director ceases to be a director of the Company for any reason. A Non-Employee Director’s Deferral Election shall be effective with respect to Eligible Deferral Amounts otherwise payable to him for services rendered after the last day of the fiscal year in which such election is filed with the Committee; provided, however, that:

(a) a Deferral Election which is filed within 30 days of the date on which a director first becomes a Non-Employee Director shall be effective with respect to all Eligible Deferral Amounts otherwise payable to him for periods after the date on which the Deferral Election is filed; and

(b) by notice filed with the Committee in accordance with uniform and nondiscriminatory rules established by it, a director may terminate or modify any Deferral Election as to Eligible Deferral Amounts payable for services rendered after the last day of the fiscal year in which such notice is filed with the Committee; provided, however, that no modification may be made to the Distribution Date unless the Non-Employee Director shall file such notice with the Committee at least six months prior thereto.

Notwithstanding the provisions of paragraph (b) next above, the Committee may, in its sole discretion, after considering all of the pertinent facts and circumstances, approve a change to the Distribution Date which is requested by a Non-Employee Director less than six months prior thereto. For purposes of the Plan, the term “Eligible Deferral Amounts’ shall mean the Retainer (including both the Cash Retainer and the Stock Retainer) and meeting fees and committee fees that would otherwise be payable to the Non-Employee Director by the Company, all as established from time to time by the Board or any committee thereof.

      10.2     Crediting and Adjustment of Deferred Amounts. The amount of any Eligible Deferral Amounts deferred pursuant to a Non-Employee Director’s Deferral Election in accordance with subsection 10.1 (“Deferred Compensation”) shall be credited to a bookkeeping account maintained by the Company in the name of the Non-Employee Director (the “Deferred Compensation Account”), which account shall consist of two subaccounts, one known as the “Cash Subaccount” and the other as the “Company Stock Subaccount.” Any portion of the Stock Retainer and any Eligible Cash Payments that the Non-Employee Director has elected to receive in Stock pursuant to subsection 9.2 and, in each case, with respect to which the Non-Employee Director has made a Deferral Election pursuant to subsection 10.1 shall be credited to his Company Stock Subaccount. Any other Deferred Compensation shall be credited to his Cash Subaccount. A Non-Employee Director’s Deferred Compensation Account shall be adjusted as follows:

(a) As of the first day of each fiscal quarter occurring after the Effective Date (which dates are referred to herein as “Accounting Dates”), the Non-Employee Director’s Cash Subaccount shall be adjusted as follows:

(i) first, the amount of any distributions from the Cash Subaccount made since the last preceding Accounting Date shall be charged to the Cash Subaccount;

(ii) next, the balance of the Cash Subaccount after adjustment in accordance with subparagraph (i) above shall be credited with interest since the last preceding Accounting Date computed at the prime rate as reported by The Wall Street Journal for such date, or if such date is not a business day, for the next preceding business day; and

(iii) finally, after adjustment in accordance with the foregoing provisions of this subsection 10.2, the Cash Subaccount shall be credited with the Deferred Compensation otherwise payable to the Non-Employee Director since the last preceding Accounting Date which is to be credited to the Cash Subaccount.

(b) The Non-Employee Director’s Company Stock Subaccount shall be adjusted as follows:

(i) as of any date on or after the Effective Date on which Eligible Deferral Amounts would have been payable to the Non-Employee Director in Stock but for his or her Deferral Election, the Non-Employee Director’s Company Stock Subaccount shall be credited with that number of stock units (“Stock Units”) equal to the number of shares of Stock to which he would have been entitled as of the applicable date;

(ii) as of the date on which shares of Stock are distributed to the Non-Employee Director in accordance with subsection 10.3 below, the Company Stock Subaccount shall be charged with an equal number of Stock Units; and

(iii) as of the record date for any dividend paid on Stock, the Company Stock Subaccount shall be credited with that number of additional Stock Units which is equal to the number obtained by multiplying the number of Stock Units then credited to the Company Stock Subaccount by the amount of the cash dividend or the fair market value (as determined by the Board of Directors) of any dividend in kind payable on a share of Stock, and dividing that product by the then Fair Market Value of a share of Stock.

In the event of any merger, consolidation, reorganization, recapitalization, spinoff, stock split, reverse stock split, rights offering, exchange or other change in the corporate structure or capitalization of the Company affecting the Stock, each Non-Employee Director’s Company Stock Subaccount shall be equitably adjusted in such manner consistent with subsection 5.3.

      10.3     Payment of Deferred Compensation Account. Except as otherwise provided in this subsection 10.3 or subsection 10.4, the balances credited to a Non-Employee Director’s Deferred Compensation Account shall each be payable to the Non-Employee Director in 10 annual installments commencing as of the Distribution Date and continuing on each annual anniversary thereof. Notwithstanding the foregoing, a Non-Employee Director may elect, by filing a notice with the Committee at least six months prior to the Distribution Date, to change the number of payments to a single payment or to any number of annual payments not in excess of ten. Each such payment shall include a cash portion, if applicable, and a Stock portion, if applicable, as follows:

(a) The cash portion to be paid as of the Distribution Date or any anniversary thereof and charged to the Cash Subaccount shall be equal to the balance of the Cash Subaccount multiplied by a fraction, the numerator of which is one and the denominator of which is the number of remaining payments to be made, including such payment.

(b) The Stock portion to be paid as of the Distribution Date or any anniversary thereof and charged to the Company Stock Subaccount shall be distributed in whole shares of Stock, the number of shares of which shall be determined by rounding to the next highest integer the product obtained by multiplying the number of Stock Units then credited to the Non-Employee Director’s Company Stock Subaccount by a fraction, the numerator of which is one and the denominator of which is the number of remaining payments to be made, including such payment.

Notwithstanding the foregoing, the Committee, in its sole discretion, may distribute all balances in any Deferred Compensation Account to a Non-Employee Director (or former Non-Employee Director) in a lump sum as of any date.

      10.4     Payments in the Event of Death. If a Non-Employee Director dies before payment of his Deferred Compensation Account commences, all amounts then credited to his Deferred Compensation Account shall be distributed to his Beneficiary (as described below), as soon as practicable after his death, in a lump sum. If a Non-Employee Director dies after payment of his Deferred Compensation Account has commenced but before the entire balance of such account has been distributed, the remaining balance thereof shall be distributed to his Beneficiary, as soon as practicable after his death, in a lump sum. Any amounts in the Cash Subaccount shall be distributed in cash and any amounts in the Stock Subaccount shall be distributed in whole shares of Stock determined in accordance with paragraph 10.3(b). For purposes of the Plan, the Non-Employee Director’s “Beneficiary” is the person or persons the Non-Employee Director designates, which designation shall be in writing, signed by the Non-Employee Director and filed with the Committee prior to the Non-Employee Director’s death. A Beneficiary designation shall be effective when filed with the Committee in accordance with the preceding sentence. If more than one Beneficiary has been designated, the balance in the Non-Employee Director’s Deferred Compensation Account shall be distributed to each such Beneficiary per capita. In the absence of a Beneficiary designation or if no Beneficiary survives the Non-Employee Director, the Beneficiary shall be the Non-Employee Director’s estate.

      11.     Replacement Awards. Each holder of an award related to the common stock of Old Ameritrade which was granted pursuant to the Plan prior to the Merger Closing Date and which was outstanding as of the Merger Closing Date after giving effect to the transactions contemplated by the Merger (the “Existing Awards”), will, as of the Merger Closing Date, be automatically granted a “Replacement Award” under the Plan and the Existing Awards shall be cancelled in exchange for the Replacement Awards. The number of shares of Stock and, if applicable, the Option Price per share of Stock, subject to a Replacement Award shall be equal to the same number of shares of common stock of Old Ameritrade and, if applicable, the same Option Price per share, subject to corresponding Existing Award. Except as provided in the preceding sentence, the Replacement Awards granted pursuant to this Section 11 shall be subject to the same terms and conditions as the corresponding Existing Awards.

      12.     Miscellaneous.

      12.1     Duration. The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any awards under it are outstanding.

      12.2     Withholding Payments. To the extent that any Non-Employee Director would incur an obligation for Nebraska state income taxes on account of an award or payment to him under the Plan or the exercise of any award under the Plan (referred to as the “Withholding Obligation”), the Company, in its sole discretion, may make a cash payment to such Non-Employee Director in an amount such that, after payment of all federal, state or local taxes on such cash payment, the Non-Employee Director retains a cash payment equal to the Withholding Obligation.

      12.3     Limit on Distribution. Distribution of shares of Stock or other amounts under the Plan shall be subject to the following:

(a) Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.

(b) To the extent that the Plan provides for issuance of certificates to reflect the transfer of shares of Stock, the transfer of such shares may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

      12.4     Transferability. Awards under the Plan are not transferable except as designated by a Non-Employee Director by will or by the laws of descent and distribution. To the extent that the Non-Employee Director who receives an award under the Plan has the right to exercise such award, the award may be exercised during the lifetime of the Non-Employee Director only by the Non-Employee Director.

      12.5     Notices. Any notice or document required to be filed with the Committee under the Plan will be properly filed if delivered or mailed by registered mail, postage prepaid, to the Committee, in care of the Company, at its principal executive offices. The Committee may, by advance written notice to affected persons, revise such notice procedure from time to time. Any notice required under the Plan (other than a notice of election) may be waived by the person entitled to notice.

      12.6     Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Non-Employee Director or other person entitled to benefits under the Plan, and any permitted modification or revocation thereof, shall be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require. Any notice required under the Plan may be waived by the person entitled thereto.

      12.7     Agreement With the Company. At the time of an award to a Non-Employee Director under the Plan, the Committee may require a Non-Employee Director to enter into an agreement with the Company in a form specified by the Committee, agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole discretion, prescribe.

      12.8     Limitation of Implied Rights.

           (a) Neither a Non-Employee Director nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Non-Employee Director shall have only a contractual right to the amounts, if any, payable under the Plan, unsecured by any assets of the Company. Nothing contained in the Plan shall constitute a guarantee by the Company that the assets of such companies shall be sufficient to pay any benefits to any person.

           (b) The Plan does not constitute a contract of continued service, and participation in the Plan shall not give any Non-Employee Director the right to be retained as a director of the Company, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no award under the Plan shall confer upon the holder thereof any right as a shareholder of the Company prior to the date on which he fulfills all service requirements and other conditions for receipt of such rights.

      12.9     Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

      12.10     Gender and Number. Where the context admits, words in one gender shall include the other gender, words in the singular shall include the plural and the plural shall include the singular.

      12.11     Source of Payments. The provisions of Sections 9 and 10 constitute only unfunded, unsecured promises of the Company to make payments to directors (or other persons) in the future in accordance with the terms of the Plan.

      12.12     Nonassignment. Neither a director’s nor any other person’s rights to payments under the Plan are subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the director.

      13.     Amendment and Termination.

      The Board may, at any time, amend or terminate the Plan, provided that, subject to subsection 5.3 (relating to certain adjustments to shares) and subsection 10.3 (relating to lump sum payments of amounts held in a Non-Employee Director’s Deferred Compensation Account), no amendment or termination may, without the consent of the Non-Employee Director or beneficiary, if applicable, materially adversely affect the rights of any Non-Employee Director or beneficiary under any award made under the Plan or rights already accrued hereunder prior to the date such amendment is adopted by the Board.

      14.     Change in Control. Notwithstanding any provision in the Plan to the contrary, upon a Change in Control, all outstanding Options will become fully exercisable and all outstanding Stock Awards shall become fully vested. For purposes of the Plan, the term “Change in Control” means a change the beneficial ownership of the Company’s voting stock or a change in the composition of the Board which occurs as follows:

(a) Any “person” (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes a beneficial owner, directly or indirectly, of stock of the Company representing 30 percent or more of the total voting power of the Company’s then outstanding stock.

(b) A tender offer (for which a filing has been made with the Securities Exchange Commission (“SEC”) which purports to comply with the requirements of Section 14(d) of the Exchange Act and the corresponding SEC rules) is made for the stock of the Company, which has not been negotiated and approved by the Board. In case of a tender offer described in this paragraph (b), the Change in Control will be deemed to have occurred upon the first to occur of (i) any time during the offer when the person (using the definition in (a) above) making the offer owns or has accepted for payment stock of the Company with 25 percent or more of the total voting power of the Company’s stock, or (ii) three business days before the offer is to terminate unless the offer is withdrawn first, if the person making the offer could own, by the terms of the offer plus any shares owned by this person, stock with 50 percent or more of the total voting power of the Company’s stock when the offer terminates.

(c) Individuals who were the Board’s nominees for election as directors of the Company immediately prior to a meeting of the shareholders of the Company involving a contest for the election of directors shall not constitute a majority of the Board following the election.

REVOCABLE PROXY OF HOLDERS
OF COMMON STOCK

AMERITRADE HOLDING CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AMERITRADE HOLDING CORPORATION FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 12, 2003 AND AT ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

The undersigned hereby authorizes the Board of Directors of Ameritrade Holding Corporation (the “Company”), or any successors in their respective positions, as proxy, with full powers of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Joslyn Art Museum, on Wednesday, February 12, 2003, at 10:30 a.m., Central Standard Time and at any postponement or adjournment of said meeting and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions below and on the reverse hereof.

1.	ELECTION OF CLASS I DIRECTORS

	☐	FOR all nominees listed below for terms to expire in 2006 (except as marked to the contrary below)

	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

Michael D. Fleisher Glenn H. Hutchins Thomas S. Ricketts

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark “FOR” but write that nominee’s name in the space provided below.)

2.	AUDITORS. Ratification of the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending September 26, 2003.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	AMENDMENT OF DIRECTORS INCENTIVE PLAN. Proposal to amend the Company’s 1996 Directors Incentive Plan to increase the number of shares the Company may issue under the plan.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	To vote, in its discretion, upon any other business that may properly come before the Annual Meeting or any postponement or adjournment thereof. Management is not aware of any other matters which should come before the Annual Meeting.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF THE BOARD OF DIRECTORS’ NOMINEES FOR CLASS I DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF AUDITORS AND FOR THE PROPOSAL TO AMEND THE 1996 DIRECTORS INCENTIVE PLAN.

     This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of the Company prior to the meeting or by filing with the Secretary of the Company prior to the meeting a later-dated proxy. Should the undersigned be present and want to vote in person at the Annual Meeting, or at any postponement or adjournment thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Secretary of the Company on a form provided at the meeting. The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of the Company called for February 12, 2003 and the Proxy Statement for the Annual Meeting prior to the signing of this proxy.

Dated:

(Signature)

(Signature if held jointly)

Please sign exactly as name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership or LLC, please sign in firm name by authorized partner or member.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.